Exhibit 10.3

Certain information marked as [***] has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

COLLABORATION AND LICENSE AGREEMENT

by and among

HOLOGEN NEURO AI LIMITED,

HOLOGEN NEURO AI UK LIMITED,

HOLOGEN LIMITED,

MEIRAGTX HOLDINGS PLC,

MEIRAGTX NEURO UK LIMITED

and

MEIRAGTX NEURO I, LLC

April 20, 2026

-i-

-ii-

-iii-

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) dated as of April 20, 2026 (the “Effective Date”), is entered into by and among (a) (i) HOLOGEN NEURO AI UK LIMITED, a private company limited by shares incorporated in England with company number 16283812 and having a place of business at 86-87 Campden Street, London W8 7EN, UK (“Hologen UK”), and (ii) HOLOGEN NEURO AI LIMITED, a non-cellular company limited by shares incorporated in Guernsey with company number 74942 whose registered office is at PO Box 650, 1st Floor, Royal Chambers, St Julian’s Avenue, St Peter Port, GY1 3JX, Guernsey (“Hologen Guernsey” and, together with Hologen UK, “Company”); (b) HOLOGEN LIMITED, a non-cellular company limited by shares incorporated in Guernsey with company number 74905 whose registered office is at PO Box 650, 1st Floor, Royal Chambers, St. Julian’s Avenue, St. Peter Port, GY1 3JX, Guernsey (“HGL”); and (c) (i) MEIRAGTX NEURO I, LLC, a Delaware limited liability company, with a principal office at 655 Third Avenue, Suite 1115, New York, NY 10017, USA (“MeiraGTx Neuro US”), (ii) MEIRAGTX NEURO UK LIMITED, a private company limited by shares incorporated in England with company number 16108121 and whose registered office is at 92 Britannia Walk, London N1 7NQ, UK (“MeiraGTx Neuro UK”) and (iii) MEIRAGTX HOLDINGS PLC, a Cayman Islands exempted company with a principal office at 655 Third Avenue, Suite 1115, New York, NY 10017, USA (“MeiraGTx Holdings” and, together with MeiraGTx Neuro US and MeiraGTx Neuro UK, “MeiraGTx”). Hologen UK, Hologen Guernsey, HGL, MeiraGTx Neuro US, MeiraGTx Neuro UK and MeiraGTx Holdings are each referred to herein as a “Party” and collectively as the “Parties”.

R E C I T A L S:

WHEREAS, MeiraGTx is a clinical-stage gene therapy company and has developed certain Patents, Know-How and other intellectual property rights with respect to the Licensed Products and Licensed Device;

WHEREAS, Hologen Limited, a private company limited by shares incorporated in England with company number 14666561 (“Hologen”) and its Affiliates have expertise in financing or co-investment in certain pharmaceutical assets whose regulatory approval and trial designs can be optimized using their large medicine models, which use generative artificial intelligence trained on large sets of real-word, multi-modal clinical data to help develop, accelerate, or derisk commercial opportunities;

WHEREAS, MeiraGTx Holdings and Hologen have entered into [***], pursuant to which, among other things, (i) Hologen (or its Affiliate, HGL) has formed Hologen Guernsey as a biopharmaceutical company dedicated to the Development and Commercialization of gene therapy products, including the Licensed Device and Licensed Products, and (ii) Hologen Guernsey has formed Hologen UK;

WHEREAS, (a) (i) HGL, Hologen Guernsey, MeiraGTx Neuro UK and MeiraGTx Holdings have entered into that certain framework agreement, dated as of March 9, 2025, as amended from time to time (the “Hologen Guernsey Framework Agreement”) and (ii) HGL, Hologen Guernsey and MeiraGTx Neuro UK have entered into that certain subscription agreement, [***], pursuant to which, among other things, MeiraGTx Neuro UK has acquired Class A Shares (as defined in the Hologen Guernsey Framework Agreement) constituting [***] of the entire issued share capital of Hologen Guernsey; and (b) pursuant to the Hologen Guernsey Framework Agreement, HGL has agreed to purchase from MeiraGTx Neuro UK a portion of such Class A Shares, such that, after such purchase, MeiraGTx shall be the registered holder of such number of Class A Shares constituting thirty percent (30%) of the entire issued share capital of Hologen Guernsey, pursuant to that certain the share purchase agreement, to be entered into between MeiraGTx Neuro UK and HGL in accordance with the terms and conditions of the Hologen Guernsey Framework Agreement (such share purchase agreement, together with the Hologen Guernsey Framework Agreement and the subscription agreement as set forth in the foregoing clause (a)(ii), as each may be amended from time to time, collectively, the “Company Formation Agreements”);

WHEREAS, pursuant to the Hologen Guernsey Framework Agreement, among other things, MeiraGTx, HGL and Company have agreed to enter into this Agreement pursuant to which, among other things, MeiraGTx Neuro UK and Company shall collaborate to continue Development, Manufacture and Commercialization of the Licensed Device and Licensed Products in accordance with the terms set forth herein; and

WHEREAS, in furtherance thereof, MeiraGTx Neuro US desires to grant to Company, and Company desires to receive from MeiraGTx Neuro US, an exclusive license under the MeiraGTx Licensed Technology to Develop, Manufacture and Commercialize the Licensed Device and Licensed Products in the Field in the Territory in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise defined elsewhere in this Agreement, all capitalized terms shall have the following meanings (and cognates of such terms shall have correlative meanings):

1.1	“AAV” means adeno-associated virus.
1.2

“Acquirer” means, collectively, the Third Party referenced in the definition of Change of Control and such Third Party’s Affiliates, other than the applicable Party in the definition of Change of Control and such Party’s Affiliates, determined as of immediately prior to the closing of such Change of Control.

1.3	“Additional Licensed Products” means any gene therapy product that comprises or otherwise incorporates any MeiraGTx Local Delivery Technology.
1.4

“Adverse Event” means any serious untoward medical occurrence in a patient or subject who is administered any product, but only if and to the extent that such serious untoward medical occurrence is required under any Laws to be reported to applicable Regulatory Authorities, including any Adverse Drug Reaction (ADR) which is noxious and unintended and which occurs at doses normally used in a human subject for prophylaxis, diagnosis, or therapy of a disease or for the modification of physiologic function with a causal link to such product.

1.5

“Affiliate” means, with respect to a Party, any person or entity directly or indirectly controlling, controlled by, or under common control with a Party, but only for so long as such control exists, and, for this purpose, “control,” “controlling” and “controlled by” shall mean the ownership and control of more than fifty percent (50%) of the outstanding voting securities or interest in capital or profits of any person or entity, or the right to direct or control the management or affairs of any person or entity by contract or similar arrangement; provided that, for clarity, for purposes of this Agreement, in no event shall MeiraGTx (or any of its Affiliates) be deemed an Affiliate of Company or HGL (or any of their Affiliates) or vice versa.

1.6	“Agreement” has the meaning set forth in the preamble.
1.7	“Alliance Manager” has the meaning set forth in Section 7.2.

1.8	“Arising IP” means any and all Arising Know-How and Arising Patents.
1.9

“Arising Know-How” means any Know-How that is first discovered, developed, generated, invented, derived, created, conceived or reduced to practice during the Term by or on behalf of a Party (or any of its Affiliates, Subcontractors or Sublicensees), either alone or jointly with any other Party (or any of its Affiliates, Subcontractors or Sublicensees), in each case, in the performance of activities under this Agreement, including in the performance of the Development Plan.

1.10	“Arising Patent” means any Patent (a) with a priority date on or after the Effective Date; and (b) that claims or otherwise discloses any Arising Know-How.
1.11	“Background IP” means, individually or collectively, as applicable, (a) the MeiraGTx Background IP; and (b) the Company Background IP.
1.12	“BDNF” has the meaning set forth in Section 1.84.
1.13	“BPCIA” means the Biologics Price Competition and Innovation Act of 2009 (42 U.S.C. § 262 et seq.) or any similar provisions in a country outside the United States.
1.14	“Business Day” shall mean a day other than a Saturday, Sunday or public holiday in New York, NY when banks in New York, NY are open for normal banking business.
1.15

“Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1 of any Calendar Year; provided that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter; and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.16

“Calendar Year” means the period beginning on January 1 and ending on December 31 of the same year; provided that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year; and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.17

“Change of Control” means, with respect to a Party, an event or transaction or series of events or transactions by which: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding securities of such Party or the total voting power of such securities normally entitled to vote in elections of directors for such Party; (b) (i) such Party reorganizes, consolidates or comes under common control with, or merges into a Third Party, or (ii) any Third Party entity reorganizes, consolidates or comes under common control with, or merges into, such Party, in either event of the foregoing ((i) or (ii)), where more than fifty percent (50%) of the total voting power of the securities outstanding of the surviving entity normally entitled to vote in elections of directors for such surviving entity is not held by the Persons holding at least fifty percent (50%) of the outstanding shares of such Party, or the total voting power of such securities normally entitled to vote in elections of directors for such Party, immediately preceding such reorganization, consolidation or merger; or (c) such Party conveys, transfers or leases to a Third Party all or substantially all of its assets or business relating to this Agreement.

1.18

“Clinical Manufacturing” means the Manufacture of a Licensed Device or Licensed Product or the acquisition of such Licensed Device or Licensed Product from a CMO, in each case, for use in Clinical Trials or other Development activities.

1.19	“Clinical Supply Agreement” has the meaning set forth in Section 4.2.
1.20

“Clinical Trial” means a clinical trial in human subjects that has been approved by an institutional review board or ethics committee, as applicable, and is designed to measure the safety or efficacy of a therapeutic product, including any Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, any study incorporating more than one (1) of these phases, or any clinical trial (whether required or optional) commenced after Marketing Approval.

1.21	“CMO” means any Third Party contract manufacturing organizations and similar contractors.
1.22	“Collaboration Activities” has the meaning set forth in Section 6.1.
1.23

“Commercial Manufacturing” means the Manufacture of a Licensed Device or Licensed Product or acquisition of such Licensed Device or Licensed Product from a CMO, in each case, for Commercialization of such Licensed Device or Licensed Product, as applicable.

1.24	“Commercial Supply Agreement” has the meaning set forth in Section 4.3.
1.25

“Commercialize” means, with respect to any product or device, any and all activities directed or related to promoting, marketing, distributing, selling (including offering for sale or contracting to sell), importing, exporting or otherwise commercially exploiting such product or device, or providing product or device support for such product or device and to conduct activities in preparation for conducting the foregoing activities, including interactions with Regulatory Authorities prior to or following the receipt of Marketing Approval in the applicable country or region for such product or device, or activities to produce commercialization support data or to secure or maintain market access and reimbursement; provided that Commercialization does not include Development or interacting with Regulatory Authorities regarding the foregoing.

1.26

“Commercially Reasonable Efforts” means, with respect to applicable activities or obligations of a Party under this Agreement, such efforts and resources that are consistent with the commercially reasonable practices of a pharmaceutical or biotechnology company of similar size and resources as such Party, in the exercise of its reasonable business discretion, in connection with performance of similar activities or obligations relating to the Development and Commercialization of a similarly situated product or device owned by it, or to which it has exclusive rights, with similar characteristics as the applicable Licensed Device or Licensed Product hereunder, that is of similar market potential at a similar stage in its development or lifecycle as such Licensed Device or Licensed Product, taking into account all relevant factors, including technical, legal, scientific or medical factors.

1.27	“Company” has the meaning set forth in the preamble.
1.28	“Company Arising IP” has the meaning set forth in Section 9.2.3(c).
1.29	“Company Arising Know-How” has the meaning set forth in Section 9.2.3(a).
1.30	“Company Arising Patents” has the meaning set forth in Section 9.2.3(c).
1.31	“Company Background IP” means, collectively, the Company Background Know-How and the Company Background Patents.
1.32

“Company Background Know-How” means any and all Know-How that is owned or otherwise Controlled by Company (or any of its Affiliates) prior to the Effective Date, or that otherwise comes to be owned or under the Control of Company (or any of its Affiliates) during the Term independently of the performance of the Development Activities or any other activities under this Agreement, that is necessary for the performance of the Development Activities allocated to MeiraGTx Neuro UK under the Development Plan or any of MeiraGTx Neuro UK’s other obligations under this Agreement (including under the Transition Services Plan or any Supply Agreement), including any Company Materials provided by Company (or any of its Affiliates) to MeiraGTx Neuro UK (or any of its Affiliates) under this Agreement, but, in each case, excluding any Arising Know-How.

1.33

“Company Background Patents” means any and all Patents that are owned or otherwise Controlled by Company (or any of its Affiliates) prior to the Effective Date, or that otherwise come to be owned by, or under the Control of, Company (or any of its Affiliates) during the Term independently of the performance of the Development Activities or any other activities under this Agreement, that claim or otherwise Cover (a) any Company Background Know-How; or (b) are otherwise necessary for the performance of the Development Activities allocated to MeiraGTx Neuro UK under the Development Plan or any of MeiraGTx Neuro UK’s other obligations under this Agreement (including under the Transition Services Plan or any Supply Agreement) but, in each case ((a) or (b)), excluding any Arising Patents.

1.34	“Company Formation Agreements” has the meaning set forth in the recitals.
1.35	“Company Indemnitees” has the meaning set forth in Section 12.2.
1.36	“Company Licensed Technology” means, collectively, the Company Background IP, the Company Arising IP and Company’s interest in any Joint Arising IP.
1.37

“Company Materials” means any and all Materials delivered by Company to MeiraGTx Neuro UK under the Development Plan or that are otherwise provided or made available by or on behalf of Company (or any of its Affiliates) to MeiraGTx Neuro UK (or any of its Affiliates) under this Agreement but, in each case, specifically excluding any Materials in the Arising Know-How.

1.38	“Confidential Information” has the meaning set forth in Section 10.1.
1.39

“Control” means, with respect to any Know-How, Patent, Regulatory Documents, Regulatory Approval or other intellectual property, the possession (whether by sole or joint ownership or license or otherwise, other than the licenses granted hereunder) of the ability to grant access, a right to use, or a license, sublicense or any other right to exploit, as set forth in this Agreement, such Know-How, Patent, Regulatory Documents, Regulatory Approval or other intellectual property, as applicable, in each case, without: (a) violating the terms of any agreement or other arrangement with any Third Party or any Law; or (b) incurring any incremental payment obligation to a Third Party associated with making such grant (unless, and except to the extent, the Parties have agreed in writing to an allocation of such payment obligation); provided that, notwithstanding anything in this Agreement to the contrary, a Party or its Affiliates will be deemed not to Control any Know-How, Patents, Regulatory Documents, Regulatory Approval or other intellectual property that are owned or in-licensed by an Acquirer except (i) if such Know-How, Patents, Regulatory Documents, Regulatory Approval or other intellectual property owned or in-licensed by the Acquirer were generated from participation by employees or agents of such Acquirer in furtherance of Development, Manufacturing or Commercialization activities with respect to any Licensed Device or Licensed Product under this Agreement after such Change of Control, (ii) for any Know-How, Patents, Regulatory Documents, Regulatory Approval or other intellectual property owned or in-licensed by such Acquirer not used in the performance of Development, Manufacturing or Commercialization activities with respect to any Licensed Device or Licensed Product under this Agreement prior to the consummation of such Change of Control that, after the consummation of such Change of Control, are used by such acquired Party or any of its Affiliates in the performance of Development, Manufacturing or Commercialization activities with respect to any Licensed Device or Licensed Product under this Agreement, or (iii) if, prior to the consummation of such Change of Control, such acquired Party or any of its Affiliates also Controlled such Know-How, Patents, Regulatory Documents, Regulatory Approval or other intellectual property owned or in-licensed by such Acquirer, in each of which cases ((i)–(iii)), such Know-How, Patents, Regulatory Documents, Regulatory Approval or other intellectual property owned or in-licensed by such Acquirer will be deemed Controlled by the acquired Party or its Affiliates for purposes of this Agreement.

1.40	[***]
1.41

“Cover” means, with respect to a given Licensed Device or Licensed Product in a given country and a given Patent, that the making, offering for sale, selling, importing or using of such Licensed Device or Licensed Product would, but for a license granted under such Patent (assuming, with respect to a patent application, as if such application was then issued), infringe any claim of such Patent in such country in which that activity occurs.

1.42

“Data Protection Laws” means any Laws relating to privacy and data protection, direct marketing or the interception or communication of electronic messages, including, to the extent applicable, (a) the United States Health Insurance Portability and Accountability Act of 1996 and its implementing regulations; (b) the California Consumer Privacy Act of 2018; (c) the General Data Protection Regulation 2016/679, the e-Privacy Directive 2002/58/EC, the Privacy and Electronic Communications Regulations 2003, the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA, as amended by the Data Protection, Privacy and Electronic Communications (EU Exit) Regulations 2019; and (d) any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements such Laws from time to time.

1.43	“DB” has the meaning of “Development Board”, as set forth in Section 7.1.
1.44

“Develop” means, with respect to any molecule, product or device, the performance of any and all research, discovery, pre-clinical or clinical development activities (including toxicology, pharmacology, statistical analysis, Clinical Trials and all other regulatory trials), as well as any and all activities pertaining to supporting, securing or maintaining Regulatory Approval of such molecule, product or device in a given country or territory or any Manufacturing activities in connection with any of the foregoing (including development of test methods, stability testing, formulation development, process development, quality assurance activities, quality control activities, qualification and validation activities, analytic process development, Manufacturing process validation, scale-up, and all other similar activities).

1.45	“Development Activities” has the meaning set forth in Section 3.3.
1.46

“Development Costs” means all costs and expenses incurred by or on behalf of MeiraGTx Neuro UK (or any of its Affiliates) in connection with the performance of any of the Development Activities allocated to MeiraGTx Neuro UK under the Development Plan.

1.47	“Development Plan” has the meaning set forth in Section 3.3.
1.48	“Development Plan Budget” has the meaning set forth in Section 3.3.

1.49

“Development Term” means the period beginning on the Effective Date and ending upon the date on which all Development Activities have been completed under and in accordance with the then-current Development Plan.

1.50	“Disclosing Party” has the meaning set forth in Section 10.1.
1.51	“Disputes” has the meaning set forth in Section 14.8.
1.52	“Dollars” or “$” means the official currency of the United States of America.
1.53	“Effective Date” has the meaning set forth in the preamble.
1.54	“EMA” means the European Medicines Agency, or any successor entity thereto performing similar functions for the European Union.
1.55	“Enforcement Action” has the meaning set forth in Section 9.4.2.
1.56	“European Union” or “E.U.” means the economic, scientific, and political organization of member states of the European Union as it may be constituted from time to time.
1.57	“Existing AAV-BDNF Product” has the meaning set forth in Section 1.84.
1.58	“Existing AAV-GAD Product” has the meaning set forth in Section 1.84.
1.59	[***]
1.60	“FDA” means the U.S. Food and Drug Administration, or any successor entity thereto performing similar functions in the United States.
1.61	“Field” means local delivery for any gene therapy in the CNS or any topographic or subcutaneous tissue modification on the face and scalp, of humans or animals.
1.62

“FTE” means employees or other personnel of MeiraGTx Neuro UK (or any of its Affiliates) performing Collaboration Activities allocated to MeiraGTx Neuro UK under this Agreement, including pursuant to the Development Plan or the Transition Services Plan, as applicable.

1.63	“FTE Costs” means, with respect to a given period, [***].
1.64	“FTE Rate” means [***].
1.65	“GAD” has the meaning set forth in Section 1.84.
1.66

“GCP” means all applicable then-current good clinical practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time, including those as set forth in FDA regulations in 21 C.F.R. Parts 11, 50, 54, 56, 312, 314, and 320 and all related FDA rules, regulations, orders, and guidance, and by the International Council for Harmonization E6:  Good Clinical Practices Consolidated Guideline (the “ICH Guidelines”).

1.67

“GLP” means all applicable then-current good laboratory practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time, including those as set forth in FDA regulations in 21 C.F.R. Part 58 and all applicable FDA rules, regulations, orders, and guidance, and the requirements with respect to good laboratory practices prescribed by the European Community, the OECD (Organization for Economic Cooperation and Development Council) and the ICH Guidelines.

1.68

“GMP” means all applicable then-current good manufacturing practices, including: (a) the applicable part of quality assurance to ensure that products or devices are consistently produced and controlled in accordance with the quality standards appropriate for their intended use, as defined in European Commission Directive 2003/94/EC laying down the principles and guidelines of good manufacturing practice; (b) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601, 610 and 820; (c) the Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products; (d) the principles detailed in the ICH Q7A guidelines; and (e) the equivalent applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.69

“Government Official” means: (a) any officer or employee of a Governmental Body or any department, agency or instrumentality of a Governmental Body (which includes public enterprises, and entities owned or controlled by the state); (b) any officer or employee of a public international organization such as the World Bank or United Nations; (c) any officer or employee of a political party, or any candidate for public office; (d) any person defined as a government or public official under applicable local Laws (including anti-bribery and corruption Laws) and not already covered by any of the above; or (e) any person acting in an official capacity for or on behalf of any of the above. For the purposes of clarity, “Government Official” shall include any person with close family members who are Government Officials with the capacity, actual or perceived, to influence or make official decisions affecting Company’s or its Affiliates’ business.

1.70

“Governmental Body” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) supranational, federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or tax authority or power of any nature.

1.71	“HGL” has the meaning set forth in the preamble.
1.72	“Hologen” has the meaning set forth in the recitals.
1.73	“Hologen Guernsey” has the meaning set forth in the preamble.
1.74	“Hologen Guernsey Framework Agreement” has the meaning set forth in the recitals.
1.75	“Hologen UK” has the meaning set forth in the preamble.
1.76

“IND” means, in the United States, an effective Notice of a Claimed Investigational New Drug Application filed with the FDA as more fully defined in 21 C.F.R. § 312.3, and, with respect to every other country or jurisdiction, the Clinical Trial notification, Clinical Trial application or other equivalent application (i.e., a filing that must be made prior to commencing clinical testing of any product in humans) filed with the applicable Regulatory Authority in such country.

1.77	“Indemnitees” has the meaning set forth in Section 12.2.

1.78	“Joint Arising IP” has the meaning set forth in Section 9.2.4(b).
1.79	“Joint Arising Know-How” has the meaning set forth in Section 9.2.4(a).
1.80	“Joint Arising Patents” has the meaning set forth in Section 9.2.4(b).
1.81

“Know-How” means any: (a) proprietary, scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including Manufacturing processes, specifications and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or other Development), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and Manufacturing process and Development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in any Patent; and (b) Materials, in each case ((a) or (b)), that is not in the public domain or otherwise publicly known. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights (other than Patents but including any copyright, database or design rights) protecting such Know-How.

1.82

“Law” means, individually or collectively, any and all applicable national, supranational, regional, state and local laws, statutes, rules, regulations, ordinances, treaties, administrative codes, guidance, judgments, decrees, directives, injunctions, orders, permits, of or from any court, Regulatory Authority or Governmental Body having jurisdiction over or that may be in effect from time to time and apply to a Party’s applicable activities or obligations under or in connection with this Agreement, including GCP, GLP, GMP, Data Protection Laws, export control and economic sanctions regulations, anti-bribery and anti-corruption laws, in each case, together with all applicable implementing regulations for the foregoing and any foreign equivalents to any of the foregoing, as applicable.

1.83

“Licensed Device” means MeiraGTx Neuro US’ proprietary device designed to effect the local delivery of a gene therapy product into the central nervous system of humans or animals, as more fully described on Schedule 1.83, including any modifications or improvements thereto.

1.84

“Licensed Product” means (a) (i) MeiraGTx Neuro US’ proprietary gene therapy product comprising AAV-mediated delivery of glutamic acid decarboxylase (“GAD”) (with internal designation AAV-GAD), in the form existing as of the Effective Date (the “Existing AAV-GAD Product”) and (ii) [***]; and (b) (i) MeiraGTx Neuro US’ proprietary gene therapy product comprising AAV-mediated delivery of brain-derived neurotrophic factor (“BDNF”) (with internal designation AAV-BDNF), in the form existing as of the Effective Date (the “Existing AAV-BDNF Product”) and (ii) [***]; and (c) the Additional Licensed Products, in each case ((a), (b), or (c)), in any and all forms, presentations, strengths, doses, formulations or regimens.

1.85	“Losses” has the meaning set forth in Section 12.1.
1.86

“Manufacture” means, with respect to any molecule, product or device (including any active therapeutic ingredient and other material contained therein), the performance of all activities directed to any stage of manufacture of such molecule, product or device, as applicable, including the planning, purchasing of materials or intermediates, making, having made, producing, manufacturing, process development, processing, filling, finishing, packaging, labeling, leafleting, in-process testing, waste disposal, quality control testing and quality assurance release, disposition, sample retention, stability testing, preparation for shipping, shipping or storage of such molecule, product or device, as applicable.

1.87

“Marketing Approval” means the approval by the applicable Regulatory Authority in a given country or regulatory jurisdiction to sell a pharmaceutical or biological product or device in such particular country or regulatory jurisdiction, including (a) with respect to the U.S., (i) any Biologics License Application (as more fully defined in 21 C.F.R. 601.2 et seq. or its successor regulation) filed with the FDA or (ii) any premarket approval application or pre-market notification for a medical device and all other applicable authorizations, registrations or clearances filed with the FDA; (b) with respect to the European Union, (i) any application for Marketing Approval for a biologic product filed with the EMA or (ii) any required certification or confirmation that a medical device meets the applicable safety and performance in the European Union ((i) or (ii)), pursuant to the centralized approval procedure or with the applicable national Regulatory Authority of a country in the European Union with respect to the mutual recognition procedure, decentralized procedure or any other national approval; or (c) any equivalent marketing authorization application, certification or confirmation submitted in any other country or regulatory jurisdiction, in each case ((a), (b) or (c)), including all additions, deletions, amendments or supplements thereto filed pursuant to the applicable requirements of such Regulatory Authority, and as any and all such requirements may be amended, or supplemented, at any time.

1.88

“Materials” means any physical, biological or chemical materials, including compositions of matter, assays, animal models, drug or biologic substance samples, intermediates of pharmaceutical or biologic substance samples, pharmaceutical or biologic product or device samples, and intermediates of pharmaceutical or biologic product or device samples.

1.89	“MeiraGTx” has the meaning set forth in the preamble.
1.90	“MeiraGTx Arising IP” has the meaning set forth in Section 9.2.2(b).
1.91	“MeiraGTx Arising Know-How” has the meaning set forth in Section 9.2.2(a).
1.92	“MeiraGTx Arising Patents” has the meaning set forth in Section 9.2.2(b).
1.93	“MeiraGTx Background IP” mean the MeiraGTx Background Know-How and the MeiraGTx Background Patents.
1.94

“MeiraGTx Background Know-How” means any and all Know-How that is owned or otherwise Controlled by MeiraGTx Neuro US (or any of its Affiliates) prior to the Effective Date, or that otherwise comes to be owned or under the Control of MeiraGTx Neuro US (or any of its Affiliates) during the Term independently of the performance of the Development Activities or any other activities under this Agreement, that is (a) necessary for the performance of the Development Activities allocated to Company under the Development Plan, including any MeiraGTx Materials provided by MeiraGTx Neuro UK (or any of its Affiliates) to Company (or any of its Affiliates) under this Agreement; or (b) otherwise necessary for the Development, Manufacture or Commercialization of any Licensed Device or Licensed Product in the Field in the Territory but, in each case ((a) or (b)), excluding [***].

1.95

“MeiraGTx Background Patents” means any and all Patents that are owned or otherwise Controlled by MeiraGTx Neuro US (or any of its Affiliates) prior to the Effective Date, or that otherwise come to be owned by, or under the Control of, MeiraGTx Neuro US (or any of its

Affiliates) during the Term independently of the performance of the Development Activities or any other activities under this Agreement, that claim or otherwise Cover (a) any MeiraGTx Background Know-How; or (b) any Licensed Device or Licensed Product (including the Development, Manufacture or Commercialization thereof), but, in each case ((a) or (b)), excluding [***].

1.96	“MeiraGTx Holdings” has the meaning set forth in the preamble.
1.97	“MeiraGTx Indemnitees” has the meaning set forth in Section 12.1.
1.98	“MeiraGTx Licensed Technology” means, collectively, the MeiraGTx Background IP, the MeiraGTx Arising IP and MeiraGTx Neuro US’ interest in any Joint Arising IP.
1.99

“MeiraGTx Local Delivery Technology” means MeiraGTx Licensed Technology that specifically relates to local delivery of gene therapies into the central nervous system, or of any topographic or subcutaneous tissue modification on the face and scalp, of humans or other animals, in each case, using gene therapy agents Manufactured by MeiraGTx Neuro US (or MeiraGTx Neuro US’ successor(s) in title) and delivered locally but, in each case, excluding [***].

1.100

“MeiraGTx Materials” means any and all Materials that are owned or otherwise Controlled by MeiraGTx Neuro US (or any of its Affiliates) and delivered by MeiraGTx Neuro UK to Company under the Development Plan or that are otherwise provided or made available by or on behalf of MeiraGTx Neuro UK (or any of its Affiliates) to Company (or any of its Affiliates) under this Agreement but, in each case, specifically excluding any Materials in the Arising Know-How.

1.101	“MeiraGTx Neuro UK” has the meaning set forth in the preamble.
1.102	“MeiraGTx Neuro US” has the meaning set forth in the preamble.
1.103	“MeiraGTx Patents” means, collectively, the MeiraGTx Background Patents and the MeiraGTx Arising Patents.
1.104	[***]
1.105	[***]
1.106

“Out-of-Pocket Costs” means the actual amounts paid by or on behalf of MeiraGTx Neuro UK (or any its Affiliates) to a Third Party in connection with the performance of any Collaboration Activities allocated to MeiraGTx Neuro UK under this Agreement, including pursuant to the Development Plan or the Transition Services Plan, as applicable in accordance with the applicable approved budget, as agreed in writing.

1.107	“Party” or “Parties” has the meaning set forth in the preamble.
1.108

“Patent” means any and all (a) issued or granted patents, including any extensions, supplemental protection certificates, registrations, confirmations, reissues, reexaminations or renewals thereof; (b) pending patent applications, including any continuations, divisionals, continuations-in-part, substitutes or provisional applications; and (c) counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.

1.109

“Patent Challenge” means any Proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any claim of any MeiraGTx Patent or Joint Arising Patent [***].

1.110

“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.111

“Priority Review Voucher” means a priority review voucher issued by the United States Department of Health and Human Services that entitles the holder of such voucher to priority review of a single human drug application submitted under Section 505(b)(1) of the Act or Section 351(a) of the United States Public Health Service Act, as further defined in Section 529(a)(2) of the Act (21 U.S.C. § 360ff(a)(2)).

1.112	“Proceeding” means any action, arbitration, investigation, litigation or suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
1.113	“Product-Specific Arising Know-How” has the meaning set forth in Section 9.2.3(a).
1.114	“Receiving Party” has the meaning set forth in Section 10.1.
1.115

“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority necessary for the Development, Manufacture, storage, transport or Commercialization of a pharmaceutical or biological product or device in a particular country or regulatory jurisdiction, including any Marketing Approval or any pricing or reimbursement approval or determination, as applicable.

1.116

“Regulatory Authority” means (a) in the U.S., the FDA; (b) in the E.U., the EMA; or (c) in any other jurisdiction anywhere in the world, any regulatory body with similar regulatory authority over any pharmaceutical or biological products or devices (including the Pharmaceuticals and Medical Devices Agency in Japan).

1.117

“Regulatory Documents” means, with respect a given pharmaceutical or biological product or device, any and all applications and filings (and any supplement or amendment thereto) made with any Regulatory Authority in a given country or regulatory jurisdiction, including any IND, Marketing Approval or orphan drug designations, import/export applications, or any other application for regulatory consultations or consideration (including sponsorship thereof) and any and all associated source documents, related communication, correspondence and documentation submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), regulatory drug lists, Adverse Event files and complaint files, and submissions to regulatory advisory boards, in each case, for such product or device, as applicable.

1.118	“Representatives” has the meaning set forth in Section 6.5.2.
1.119	“Safety Data Exchange Agreement” has the meaning set forth in Section 3.7.4.
1.120	“Subcontractor” has the meaning set forth in Section 6.1.
1.121

“Sublicensee” means (a) any Third Party to which Company or any of its Affiliates has granted or grants any sublicense, covenant not to sue or other rights under any of the rights or licenses granted to Company under this Agreement, including pursuant to Section 2.1.1; and (b) any further sublicensee of such Third Party or any of its respective Affiliates (regardless of the number of tiers, layers or levels of sublicenses, covenants not to sue or other rights), in each case, as permitted under this Agreement.

1.122	“Supply Agreements” mean the Clinical Supply Agreement and the Commercial Supply Agreement.
1.123

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.124	“Term” has the meaning set forth in Section 13.1.
1.125	“Termination and Wind-Down Plan” has the meaning set forth in Section 13.3.2.
1.126	“Territory” means worldwide.
1.127	“Third Party” means any Person other than Company, HGL, MeiraGTx or any of their respective Affiliates.
1.128

“Third Party Action” means any claim or other similar action made by a Third Party against any Party that claims that any Licensed Device or Licensed Product, or its Development, Manufacture or Commercialization, or any Know-How, Patents or other intellectual property rights claiming or Covering the foregoing, infringes or misappropriates such Third Party’s intellectual property rights.

1.129	“Third Party Claims” has the meaning set forth in Section 12.1.
1.130	“Third Party Infringement” has the meaning set forth in Section 9.4.1.
1.131	“Transferred Regulatory Document” has the meaning set forth in Section 3.7.3.
1.132	“Transition Services” has the meaning set forth in Section 3.2.1.
1.133	“Transition Services Period” has the meaning set forth in Section 3.2.1.
1.134	“Transition Services Plan” has the meaning set forth in Section 3.2.1.
1.135	“United States” or “U.S.” means the United States of America and its territories and possessions.
1.136

“VAT and Indirect Taxes” means any value added, sales, purchase, turnover or consumption Tax as may be applicable in any relevant jurisdiction, including value-added Tax chargeable under legislation implementing E.U. Council Directive 2006/112/EC on the common system of value-added Tax.

ARTICLE 2

LICENSE GRANTS

2.1	License Grants.
2.1.1	License Grants to Company. Subject to the terms and conditions of this Agreement, MeiraGTx Neuro US shall, and hereby does, grant to Company:
(a)	an exclusive, royalty-free, fully-paid up (subject to ARTICLE 8), sublicensable (solely in accordance with Section 2.2), transferable (solely in accordance with

Section 14.4) license under the MeiraGTx Licensed Technology to Develop, Manufacture and Commercialize the Licensed Products (other than the Additional Licensed Products) in the Field in the Territory, including to conduct the activities allocated to Company under and in accordance with the Development Plan, as applicable; and

(b)

an exclusive, royalty-free, fully-paid up (subject to ARTICLE 8), sublicensable (solely in accordance with Section 2.2), transferable (solely in accordance with Section 14.4) license under the MeiraGTx Local Delivery Technology to Develop, Manufacture and Commercialize Additional Licensed Products in the Field in the Territory;

(c)

an exclusive, royalty-free, fully-paid up (subject to ARTICLE 8), sublicensable (solely in accordance with Section 2.2), transferable (solely in accordance with Section 14.4) license under the MeiraGTx Licensed Technology to Develop, Manufacture and Commercialize the Licensed Device for use as a local delivery mechanism for any gene therapy product (including any Licensed Product) in the central nervous system, or of any topographic or subcutaneous tissue modification on the face and scalp, of humans or animals in the Field in the Territory, including in connection with the Development, Manufacture or Commercialization of any such gene therapy product in the Field in the Territory.

2.1.2

License Grants to MeiraGTx Neuro UK.  Subject to the terms and conditions of this Agreement, Company shall, and hereby does, grant to MeiraGTx Neuro UK a non-exclusive, worldwide, royalty-free, fully-paid up, sublicensable (solely in accordance with Section 2.2), transferable (solely in accordance with Section 14.4) license under the Company Licensed Technology to (a) conduct any activities allocated to MeiraGTx Neuro UK under and in accordance with the Development Plan or the Transition Services Plan, as applicable; (b) perform any of MeiraGTx Neuro UK’s obligations under any Supply Agreements, including to Manufacture Licensed Products thereunder; or (c) otherwise to perform any of MeiraGTx’s obligations under and in accordance with this Agreement.

2.2	Sublicenses.
2.2.1

General.  Neither Company nor MeiraGTx Neuro UK (nor any of their respective Affiliates) shall have the right to grant sublicenses, in whole or in part, under the licenses granted to such Party under Section 2.1 to any Third Party without the prior written consent of the other Party; provided, however, that, subject to the terms and conditions of this Agreement, including Section 2.2.2, Section 2.2.3 and Section 6.2, (a) each of Company and MeiraGTx Neuro UK shall have the right to grant a sublicense under the licenses granted to such Party under Section 2.1 to any of its Affiliates (provided that any such sublicense shall automatically terminate upon the date that such Affiliate ceases to be an Affiliate of such Party); and (b) each of Company and MeiraGTx Neuro UK (or any of their respective Affiliates) shall have the right to grant a sublicense under the licenses granted to such Party under Section 2.1 to any Subcontractor that is performing any of the activities allocated to such Party under the Development Plan, the Transition Services Plan or any Supply Agreement, in each case, solely to the extent necessary to permit such Subcontractor to perform such activities.

2.2.2

Sublicensing Conditions.  Each Party shall ensure that its Affiliates, and require any Sublicensees to, comply with the applicable terms and conditions of this Agreement.  With respect to any sublicense granted by Company and MeiraGTx Neuro UK (or any of its

Affiliates or Sublicensees, as applicable) under the licenses granted to such Party under Section 2.1, or the performance by an Affiliate or Sublicensee of any of such Party’s obligations hereunder, such Party shall remain responsible for the performance of any of its obligations under this Agreement, and remain liable for any act or omission of any of such Party’s Affiliates or its or their respective Sublicensees and, to the extent that any such act or omission would constitute a breach of this Agreement by such Party of this Agreement if such act or omission were taken or made by such Party directly, such act or omission shall be deemed a breach of this Agreement by such Party and such Affiliate or Sublicensee.

2.2.3

Additional Third Party Sublicensing Conditions.  Any sublicense granted by a Company and MeiraGTx Neuro UK (or any of its Affiliates or Sublicensees) to any Third Party under the licenses granted to such Party pursuant to Section 2.1 shall be in writing and subject to, and consistent with, the terms and conditions of this Agreement, including ownership and assignment of Arising IP in accordance with Section 9.2 and confidentiality and non-use obligations no less stringent than those provided in ARTICLE 10.

2.3	No Implied Licenses; Retained Rights.
2.3.1

No Implied Licenses.  No right or license is granted to any Party hereunder by implication, estoppel or otherwise to any Know-How, Patents or other intellectual property right owned or otherwise Controlled by any other Party or its Affiliates (for clarity, including that no such right or license is granted to MeiraGTx Neuro UK hereunder by Company with respect to any Know-How, Patents or other intellectual property right owned or otherwise Controlled by Company that was licensed to Company by Hologen, in each case, except to the extent necessary for MeiraGTx to perform any of MeiraGTx’s obligations under and in accordance with this Agreement), except as expressly set forth in this Agreement.  Without limiting the foregoing, Company will not (and shall ensure that its Affiliates and require that its Sublicensees and any other Third Party performing on behalf of Company, its Affiliates or Sublicensees shall not) practice or otherwise exploit the MeiraGTx Licensed Technology outside the scope of the licenses grant to Company under Section 2.1.1 or otherwise in violation of this Agreement.  Notwithstanding anything to the contrary set forth herein, the license or rights granted pursuant to Section 2.1.1 shall not include any license or right under the MeiraGTx Licensed Technology (or any other Know-How, Patents or other intellectual property right owned or otherwise Controlled by MeiraGTx or any of its Affiliates) to Develop, Manufacture or Commercialize (a) any molecule, product or device that is not a Licensed Device or Licensed Product; or (b) any other therapeutically active agents or devices incorporated in or used with any Licensed Product or Licensed Device that is not itself a Licensed Device or Licensed Product.

2.3.2

Retained Rights.  All rights in and to any Know-How, Patents or other intellectual property rights owned or otherwise Controlled by a Party or its Affiliates not expressly licensed or otherwise granted to any other Party under this Agreement are hereby retained by such Party (or its Affiliates, as applicable). Without limiting the foregoing, as among the Parties, MeiraGTx hereby retains (a) the right to practice, use or reference any MeiraGTx Licensed Technology to the extent necessary for MeiraGTx to perform any of MeiraGTx’s obligations under and in accordance with this Agreement (i) conduct any activities allocated to MeiraGTx Neuro UK under and in accordance with the Development Plan or the Transition Services Plan, as applicable, (ii) perform any of MeiraGTx Neuro UK’s obligations under any Supply Agreements, including to Manufacture Licensed Products thereunder or (iii) otherwise to perform any of MeiraGTx’s obligations under and in accordance with this Agreement; and (b) (i) the exclusive right to practice, use or reference

(including the right to grant licenses or sublicenses thereunder through multiple tiers) any MeiraGTx Licensed Technology to Develop, Manufacture or Commercialize any molecule, product or device that is not a Licensed Device or Licensed Product in any field or territory, and (ii) the exclusive right (together with Company and its Affiliates or Sublicensees) to practice, use or reference (including the right to grant licenses or sublicenses thereunder through multiple tiers) any MeiraGTx Licensed Technology to Develop, Manufacture or Commercialize any Licensed Device in the Field in the Territory, in each case ((i) or (ii)), independent of the performance of the Development Activities or any other activities under this Agreement.

ARTICLE 3

Development

3.1

General.  Subject to the terms and conditions of this Agreement (including Section 2.3, this ARTICLE 3, ARTICLE 6 and ARTICLE 7), as among the Parties, Company shall have (a) the exclusive right to conduct (directly or indirectly through any of its Affiliates, Sublicensees or Subcontractors), and the sole responsibility for, the Development of all Licensed Products; and (b) the exclusive right to conduct (directly or indirectly through any of its Affiliates, Sublicensees or Subcontractors), and the responsibility for, the Development of the Licensed Device, in each case, throughout the Territory, at Company’s sole cost and expense; provided, however, that notwithstanding anything to the contrary set forth herein, (i) Company shall (directly or indirectly through any of its Affiliates, Sublicensees or Subcontractors) conduct any Development of the Licensed Device or any Licensed Products in collaboration with MeiraGTx Neuro UK under and in accordance with this Agreement, including the then-current Transition Services Plan approved in accordance with Section 3.2.1 or the then-current Development Plan approved in accordance with Section 3.3, as applicable.

3.2	Transition Services.
3.2.1

Transition Services Plan.  As soon as reasonably possible following the Effective Date, the DB shall prepare, discuss and agree on a written plan with respect to the provision of certain services (each, a “Transition Service”) to be provided by or on behalf of MeiraGTx Neuro UK to Company under this Agreement (such plan, as mutually agreed by Company and MeiraGTx Neuro UK (subject to Section 7.1.2, via the DB in accordance with Section 7.1.3), and as the same may be subsequently amended from time to time in accordance with this Section 3.2, the “Transition Services Plan”).  Subject to the terms and conditions of this Agreement (including this ARTICLE 3, ARTICLE 6 and ARTICLE 7), MeiraGTx Neuro UK shall (directly, or through any of its Affiliates or Subcontractors) use Commercially Reasonable Efforts to provide to Company, at Company’s cost and expense with prior approval by Company the Transition Services, in each case, in accordance with the applicable terms and conditions set forth in the Transition Services Plan; provided that MeiraGTx Neuro UK shall only be obligated to perform a given Transition Service during the applicable period specified for such Transition Service in the Transition Services Plan (each, a “Transition Period”).  Company shall be responsible for any FTE Costs or Out-of-Pocket Costs incurred by or on behalf of MeiraGTx Neuro UK (or any of its Affiliates) in connection with the provision of the Transition Services in accordance with Section 8.3. From time to time, Company and MeiraGTx Neuro UK (via the DB) may amend the Transition Services Plan, including with respect to any Transition Service or the corresponding Transition Period, by mutual agreement; provided, however, that (a) MeiraGTx Neuro UK will not be obligated to provide any additional services or extend any Transition Services beyond its corresponding Transition Period unless otherwise agreed in any such amendment to the Transition Services Plan; and (b) no amendments or modifications to the Transition Services Plan shall be effective unless and until approved by the DB in accordance with Section 7.1.3.

3.2.2

Termination of Transition Services.  MeiraGTx Neuro UK’s obligations and rights under this Section 3.2 shall continue with respect to each Transition Service until the expiration of the corresponding Transition Period, unless such Transition Service is earlier terminated pursuant to this Section 3.2.2 or this Agreement is earlier terminated pursuant to Section 13.2, as applicable, in which case, MeiraGTx Neuro UK’s obligations with respect to such Transition Service shall cease upon the effective date of such earlier termination.  During the applicable Transition Period for any Transition Service, Company may elect to terminate MeiraGTx Neuro UK’s provision of such Transition Service by delivering written notice of such election to MeiraGTx Neuro UK in accordance with this Agreement, which termination will be effective no earlier than [***] following delivery of such notice, unless MeiraGTx consents to a shorter period; provided, however, that Company shall pay MeiraGTx Neuro UK for any FTE Costs and Out-of-Pocket Costs incurred with respect to such terminated Transition Service in accordance with Section 8.3 prior to the effective date of such termination, together with any such pre-approved costs contracted for by MeiraGTx Neuro UK, or any other pre-approved non-cancellable obligations of MeiraGTx Neuro UK incurred, prior to such effective date in connection with such terminated Transition Service.

3.3

Development Plan. Within [***] following the Effective Date, the DB shall prepare, discuss and agree on a written plan with respect to the Development of the Licensed Device and any Licensed Products in the Field in the Territory under this Agreement (such plan, as mutually agreed by Company and MeiraGTx Neuro UK (subject to Section 7.1.2, via the DB in accordance with Section 7.1.3), and as the same may be subsequently amended from time to time in accordance with this Section 3.3, the “Development Plan”).  The Development Plan shall specify (a) the Development activities to be performed with respect to the Development of the Licensed Device or any Licensed Product, as applicable, including any deliverables to be generated thereunder (such activities, “Development Activities”); (b) the estimated timelines for the performance and completion of the Development Activities; (c) the corresponding budget for Development Costs expected to be incurred in connection with the performance of the Development Activities (the “Development Plan Budget”); and (d) [***]. From time to time, either Company or MeiraGTx Neuro UK may [***].

3.4

Performance of Development Activities.  Subject to the terms and conditions of this Agreement (including this ARTICLE 3, ARTICLE 6 and ARTICLE 7), each of Company and MeiraGTx Neuro UK shall (directly, or through any of its Affiliates, Sublicensees or Subcontractors) use Commercially Reasonable Efforts to perform the Development Activities allocated to such Party under and in accordance with the then-current Development Plan, including in accordance with the corresponding timelines set forth therein. [***].

3.5	Reporting. Each Party will respond to the reasonable questions or requests of any other Party for additional information relating to such Party’s Development Activities in a timely manner.
3.6

Recordkeeping.  Each Party and its Affiliates will, and will require its Sublicensees and Subcontractors to, maintain written or electronic records, in sufficient detail, in a good scientific manner, in accordance with applicable Laws (including GLP, GCP, and GMP, as applicable), and appropriate for regulatory and patent purposes, and that are complete and accurate in all material respects and properly reflect all Development Activities performed and results achieved, in each case, by or on behalf of such Party and its Affiliates and Sublicensees under this Agreement, which records shall not include or commingle records of activities outside the scope of this Agreement.

Such records will be retained for at least [***] following expiration or termination of the Development Term, or for such longer period as may be required by applicable Law or the retaining Party’s internal policies.  Each Party shall have the right, during normal business hours and upon at least [***] notice at a time agreed to by the Parties, to inspect and copy any records kept by any other Party in accordance with this Section 3.6 to verify such other Party’s compliance with its obligations under this Agreement.

3.7	Regulatory Matters.
3.7.1

General.  Subject to the terms and conditions of this Agreement (including this ARTICLE 3, ARTICLE 6 and ARTICLE 7), each of Company and MeiraGTx Neuro UK shall (directly, or through any of its Affiliates, Sublicensees or Subcontractors) conduct any regulatory activities with respect to any Development of the Licensed Device or any Licensed Products in accordance with the corresponding regulatory strategy set forth in the Development Plan with respect to such Licensed Device or Licensed Product, as applicable, and otherwise in accordance with the terms of this Section 3.7; provided that (a) the DB will oversee the implementation of, and discuss progress regarding, such regulatory strategy under the Development Plan; and (b) unless and until otherwise decided by the DB, MeiraGTx Neuro UK (or any of its Affiliates) shall remain sponsor of the Existing AAV-GAD Product and the Existing AAV-BDNF Product and for these products file in its name all Regulatory Documents and applicable Regulatory Approvals for the Licensed Device and all Licensed Products in the Territory and will be responsible for (i) overseeing, monitoring and coordinating all applicable regulatory actions, communications and filings with, and submissions to, each applicable Regulatory Authority with respect to such Licensed Device or Licensed Product, (ii) interfacing, corresponding and meeting with each applicable Regulatory Authority in the Territory with respect to such Licensed Device or Licensed Product, (iii) seeking and maintaining all applicable Regulatory Approvals (including any INDs or Marketing Approvals) in the Territory with respect to such Licensed Device or Licensed Product, and (iv) obtaining and maintaining all other necessary authorizations, consents and approvals of any Regulatory Authority or other Governmental Body that is required for the Collaboration Activities to be performed under this Agreement with respect to such Licensed Device or Licensed Products, in each case ((i), (ii), (iii) and (iv)), at Company’s sole cost and expense, subject to prior approval by Company in accordance with this Agreement (including Section 3.3 and Section 8.4).

3.7.2

Communications with Regulatory Authorities.  Each Party will keep the other Parties reasonably informed of any material communications from, or meetings with, any Regulatory Authority pertaining to such Party’s Collaboration Activities performed under this Agreement promptly following receipt thereof.  To the extent that any Party (or any of its Affiliates, Sublicensees or Subcontractors) receives any material written or oral communications from the FDA or any other Regulatory Authority relating to the Licensed Device, any Licensed Product or any Collaboration Activities under this Agreement, such Party shall notify the other Parties and promptly provide a copy of any such written communications to such other Parties.  In addition, to the extent not already provided pursuant to this Agreement, upon the reasonable request of any other Party, each Party shall provide copies of any other documents, reports or communications from or to Regulatory Authorities relating to the Licensed Device or any Licensed Product in such Party’s possession and control.

3.7.3	Transfer of Regulatory Documents. [***].

3.7.4

Safety Data Exchange Agreement.  Company and MeiraGTx Neuro UK will cooperate with regard to the reporting and handling of safety information relating to the Licensed Device, any Licensed Products and any Collaboration Activities hereunder in accordance with applicable Law, including applicable regulatory requirements and regulations on pharmacovigilance and clinical safety.  In furtherance thereof, as soon as possible following the decision by the DB for Company to become the regulatory lead in accordance with Section 3.7.1, and using Commercially Reasonable Efforts, following the Effective Date, Company and MeiraGTx Neuro UK shall meet and agree upon a written safety data exchange agreement for exchanging such adverse event and other safety information and timelines (the  “Safety Data Exchange Agreement”), which Safety Data Exchange Agreement will also provide for the transfer of MeiraGTx Neuro UK’s then-current safety database for the Licensed Device and any Licensed Products to Company, including the timing for such transfer (which shall not be earlier than the transfer of the Transferred Regulatory Documents to Company in accordance with Section 3.7.2).

3.7.5

Right of Reference.  Each of Company and MeiraGTx Neuro UK shall have the right, without obtaining any additional approval of any other Party and without any additional payment to any other Party (other than payments expressly provided in this Agreement), to reference (including a “Right of Reference” as that term is defined in 21 C.F.R. § 314.3(b) (or any successor rule), and corresponding rights under the foreign equivalents of 21 C.F.R. § 314.3(b) in the applicable countries in the Territory), copy, access and use any data, reports, Regulatory Documents, Regulatory Approvals or other information developed by such other Party (or any of its Affiliates, Sublicensees or Subcontractors) that is derived from or includes such data or information, in each case, that is necessary to Develop, Manufacture or Commercialize the Licensed Device or a Licensed Product, or otherwise to perform any Collaboration Activities of such Party under this Agreement, and that is Controlled by such other Party (or any of its Affiliates) for purposes of preparing and submitting any Regulatory Approvals (including any INDs or Marketing Approvals) or other Regulatory Documents for such Licensed Device or Licensed Products, as applicable; subject to and in accordance with this Agreement.

3.7.6

Regulatory Vouchers for Licensed Product. If a Priority Review Voucher is issued to MeiraGTx or Company for any Licensed Product, then, if issued to MeiraGTx, MeiraGTx will transfer such Priority Review Voucher to Company. If Company elects to transfer to a Third Party or otherwise monetize such Priority Review Voucher for monetary consideration, the proceeds thereof will be allocated [***]. If Company uses such Priority Review Voucher for one of its programs or for the programs of one of its Affiliates (or if Company elects to transfer to a Third Party or otherwise monetize such Priority Review Voucher for non-monetary consideration), then: (a) the value of such Priority Review Voucher will be determined by [***]; and (b) the determined value of such Priority Review Voucher will be allocated [***].

ARTICLE 4

MANUFACTURING AND SUPPLY

4.1

General.  Subject to the terms and conditions of this Agreement (including Section 2.3, this ARTICLE 4, ARTICLE 6 and ARTICLE 7), as among the Parties, Company shall have (a) the exclusive right to conduct (directly, or through any of its Affiliates, Sublicensees or Subcontractors), and the sole responsibility for, the Manufacturing of all Licensed Products; and (b) the exclusive right to conduct (directly, or through any of its Affiliates, Sublicensees or Subcontractors), and the responsibility for, the Manufacturing of the Licensed Device, in each case ((a) or (b)), throughout the Territory, at Company’s sole cost and expense; provided, however, that notwithstanding anything to the contrary set forth herein, (i) the DB shall oversee the Clinical Manufacturing, Commercial Manufacturing and supply of any Licensed Device or Licensed Product, including determining supply chain strategy and establishment of Manufacturing sources, capacity or supply chains with respect thereto, in accordance with this ARTICLE 4, and (ii) subject to the commercially reasonable terms and satisfactory performance under the Clinical Supply Agreement to be entered into pursuant to Section 4.2 and under the Commercial Supply Agreement to be entered into pursuant to Section 4.3, unless otherwise expressly agreed by MeiraGTx in writing, MeiraGTx Neuro UK shall (directly, or through any of its Affiliates or Subcontractors) have the exclusive right to (A) Clinically Manufacture and supply all Licensed Products as required for any Development of any Licensed Product in the Territory under this Agreement, including as required for the performance of any Transition Services or Development Activities of any Party, which Clinical Manufacturing and supply of the Licensed Products by MeiraGTx Neuro UK will be pursuant to, and subject to the terms of, the Clinical Supply Agreement; and (B) Commercially Manufacture and supply all Licensed Products as required for any Commercialization of any Licensed Product in the Territory under this Agreement, which Commercial Manufacturing and supply of the Licensed Products by MeiraGTx Neuro UK will be pursuant to, and subject to the terms of, the Commercial Supply Agreement to be entered into pursuant to Section 4.3.

4.2

Clinical Supply Agreement.  [***] following the Effective Date, Company and MeiraGTx Neuro UK shall negotiate in good faith and enter into a clinical supply agreement (together with any related quality agreement, the “Clinical Supply Agreement”) pursuant to which MeiraGTx Neuro UK shall (directly, or through any of its Affiliates or Subcontractors) Clinically Manufacture and supply the Licensed Products as required for the performance of any Development of any Licensed Product in the Territory under this Agreement, including as required for the performance of any Transition Services or Development Activities of any Party; [***].

4.3

Commercial Supply Agreement.  [***] following the Effective Date, Company and MeiraGTx Neuro UK shall negotiate in good faith and enter into a commercial supply agreement (together with any related quality agreement, the “Commercial Supply Agreement”) pursuant to which MeiraGTx Neuro UK shall (directly, or through any of its Affiliates or Subcontractors) Commercially Manufacture and supply all Licensed Products as required for any Commercialization of any Licensed Product in the Territory under this Agreement, including as required for the performance of any Commercialization activities of any Party hereunder; [***].

4.4

Manufacture and Supply of Licensed Device.  Notwithstanding anything to the contrary set forth herein, (a) Company shall (directly, or through any of its Affiliates, Sublicensees or Subcontractors) conduct (i) any Clinical Manufacture or supply of the Licensed Device for the Development of the Licensed Device in the Territory under this Agreement, including as required for the performance of any Transition Services or Development Activities of any Party, in each case, under and in accordance with the then-current Transition Services Plan or Development Plan, as applicable and (ii) any Manufacture or supply of the Licensed Device for the Commercialization of the Licensed Device in the Territory under this Agreement; and (b) Company shall not (nor shall it permit any of its Affiliates, Sublicensees or Subcontractors to) Clinically Manufacture or supply the Licensed Device independent of the Licensed Products, without the prior written consent of MeiraGTx.

ARTICLE 5

COMMERCIALIZATION

5.1

General.  Subject to the terms and conditions of this Agreement (including Section 2.3, this ARTICLE 5, ARTICLE 6 and ARTICLE 7), as among the Parties, Company shall have (a) the exclusive right to conduct (directly, or through any of its Affiliates, Sublicensees or Subcontractors), and the sole responsibility for, the Commercialization of all Licensed Products;

and (b) the co-exclusive right to conduct (directly, or through any of its Affiliates, Sublicensees or Subcontractors), and the responsibility for, the Commercialization of the Licensed Device, in each case ((a) or (b)), throughout the Territory, at Company’s sole cost and expense.

5.2

Diligence.  During the Term until the earlier to occur of [***] Company shall (directly, or through any of its Affiliates, Sublicensees or Subcontractors) use Commercially Reasonable Efforts to Develop (including to seek and obtain Marketing Approval) the Licensed Device and Licensed Products in the Territory.

ARTICLE 6

ADDITIONAL COLLABORATION TERMS

6.1

Subcontracting. Company and MeiraGTx Neuro UK (and any of their respective Affiliates or Sublicensees) shall be permitted to perform all or any portion of such Party’s obligations or other activities under this Agreement, including the performance of (a) any Development Activities under the Development Plan; (b) with respect to MeiraGTx Neuro UK, any Transition Services under the Transition Services Plan or any Supply Agreement, as applicable; and (c) with respect to Company, any Development, Manufacture or Commercialization of any Licensed Device or Licensed Product by or on behalf of a Company (or any of its Affiliates or Sublicensees)  (collectively, such obligations or other activities, “Collaboration Activities”) through any Third Party (each such Third Party subcontractor, a “Subcontractor”). Any Party engaging an Subcontractor to perform all or any portion of such Party’s Collaboration Activities under this Agreement shall have first entered into a written agreement with such Subcontractor, which shall (A) contain provisions to ensure that such Subcontractor complies with the applicable terms and conditions of this Agreement, including ownership and assignment of Arising IP in accordance with Section 9.2 and confidentiality and non-use obligations no less stringent than those provided in ARTICLE 10; and (B) prohibit such Subcontractor from any further subcontracting of any Collaboration Activities (in each case, except to the extent expressly permitted under the then-current Transition Services Plan, Development Plan or Supply Agreement, or otherwise with the express prior written consent of the other Party, as applicable). For clarity, each Party engaging such Subcontractor to perform any of such Party’s Collaboration Activities shall remain responsible and liable to the other Parties for any performance or non-performance of any such Collaboration Activities by such Subcontractor hereunder.

6.2

Compliance.  Each Party shall (and shall cause its Affiliates and require its Sublicensees or Subcontractors, as applicable, to) conduct all of its Collaboration Activities under this Agreement, including the performance of any Transition Services, or Development Activities, as applicable, in a good scientific manner, in accordance with this Agreement and in compliance with all applicable Laws, including anti-corruption and sanctions Laws.  Each Party and its Affiliates have not, and will not (and will require its Sublicensees and Subcontractors to not), in connection with the performance of any such Collaboration Activities of such Party under this Agreement (directly or indirectly) make, promise, authorize, ratify or offer to make, or take any act in furtherance of any payment or transfer of anything of value for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage, or improperly assisting such Party or any of its Affiliates in obtaining or retaining business, or in any way with the purpose or effect of public or commercial bribery. Each Party warrants that it and its Affiliates have taken, and will take (and will require its Sublicensees and Subcontractors to take), reasonable measures to prevent any Third Parties subject to their control or determining influence, from doing so in connection with this Agreement. For the avoidance of doubt, this includes facilitating payments which are unofficial, improper, small payments or gifts offered or made to Government Officials to secure or expedite a routine or necessary action to which such Party (or any of its Affiliates or Sublicensees) is legally entitled. Each Party shall not (and shall cause its Affiliates and require its Sublicensees and Subcontractors performing any such Collaboration Activities on behalf of such Party not to) employ or otherwise use in any capacity, the services of any Person debarred under United States Law, including under 21 U.S.C. Section 335a or any foreign equivalent thereof.

6.3

Limitations on Obligations.  Notwithstanding anything to the contrary set forth herein, nothing in this Agreement shall require a Party (or any of its Affiliates) to perform or cause to be performed any of such Party’s Collaboration Activities under this Agreement (including any of its obligations under the Transition Services Plan, the Development Plan, or any Supply Agreement, as applicable) in a manner that would constitute a violation of (a) applicable Law; (b) any contract to which such Party (or any of its Affiliates) is a party as of the Effective Date; (c) the certificate of incorporation or by-laws (or the comparable governing instruments) of such Party (or any of its Affiliates); (d) any obligations of such Party (or any of its Affiliates) as required to maintain any licenses, permits or authorizations required by Regulatory Authorities in the Territory with respect to the operation of any Manufacturing facility used in connection with the Manufacture or supply of any Licensed Product hereunder, including under any Supply Agreement; or (e) the rights of any Third Party (including, in the event that the performance of any such Collaboration Activities requires the consent of a Third Party which has not been obtained).  For the avoidance of doubt, except as may be set forth in a separate written agreement by the Parties, neither MeiraGTx nor any of its Affiliates are under any obligation to second or procure the secondment to Company of any employee or other personnel in connection with the performance of any Collaboration Activities under this Agreement. The Parties hereto agree that nothing in this Agreement is intended to transfer the employment of any employees, contract employees or secondees of MeiraGTx or its respective Affiliates engaged in the performance of any such Collaboration Activities.

6.4

Other Obligations.  Each Party (itself or through any of its Affiliates or its or their Sublicensees or Subcontractors, as applicable) shall reasonably cooperate with the other Parties (and its Affiliates or Subcontractors, as applicable) in connection with the performance of any Collaboration Activities under this Agreement (including any obligations under the Transition Services Plan, the Development Plan, or any Supply Agreement, as applicable), including by providing to any other Party such information or Materials as set forth in the then-current Transition Services Plan, Development Plan or Supply Agreement, or as may otherwise be necessary for such other Party to perform such Collaboration Activities in accordance with this Agreement, as applicable.  In the event that one Party fails to provide any such information or Materials to another Party, then, upon such other Party’s request, the Alliance Managers of the Parties shall discuss and work together in good faith to resolve any impact such failure may have to the performance of the applicable Collaboration Activities. [***].

6.5	Material Transfers.
6.5.1

MTR.  During the course of the performance of the Collaboration Activities, any Party (or such Party’s designee) may transfer to any other Party (or its designee) certain Materials within such Party’s Background IP for use in connection with such Collaboration Activities, including as contemplated under the Transition Services Plan or the Development Plan, as applicable, and any such Materials shall be provided to such other Party under and subject to the terms and conditions of this Agreement (including this Section 6.5)  and in such amount as are described in a material transfer record for such particular transfer of Materials.  For clarity, this Section 6.5 shall not apply with respect to the supply of any Licensed Products or Licensed Device by or on behalf of MeiraGTx Neuro UK, which shall be governed under ARTICLE 4.

6.5.2	Restrictions on Transfer of Materials. Each Party shall limit transfer and disclosure of any other Party’s Materials, (including any Background IP or other Confidential Information of such other Party embodied therein) on a need-to-know basis, as necessary for the performance of any of such Party’s Collaboration Activities under this Agreement, to any of its Affiliates, Subcontractors (subject to Section 6.1), Sublicensees (subject to Section 2.2) or its and their respective directors, officers or employees (collectively, “Representatives”); provided that, except as otherwise expressly permitted herein (including as otherwise expressly provided under the Transition Services Plan or the Development Plan, as applicable), each Party shall not (and will require its Representatives to not) transfer or disclose any other Party’s Materials to any Third Party without the prior express written consent of such other Party (such consent not to be unreasonably withheld, conditioned or delayed). Each Party shall notify such other Party promptly upon discovery of any unauthorized use or disclosure of such other Party’s Materials.

6.5.3

Return of Materials.  Upon termination of the relevant activities requiring use of any other Party’s Materials or the termination of this Agreement in its entirety, as applicable, except for any continuing rights as set forth in this Agreement (including as set forth in Section 13.3, as applicable), each Party shall (and shall cause its Representatives that receive any of such other Party’s Materials, as applicable, to) discontinue its use of such other Party’s Materials and shall, upon direction of such other Party, return or destroy (and certify destruction of) any such remaining Materials in compliance with Law.

6.5.4

DISCLAIMER.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 11, EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT (A) ANY OTHER PARTY’S MATERIALS ARE EXPERIMENTAL IN NATURE AND THAT THEY ARE PROVIDED “AS IS”; (B) SUCH OTHER PARTY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITH RESPECT TO SUCH PARTY’S MATERIALS OR THE USE THEREOF; (C) SUCH OTHER PARTY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT; AND (D) SUCH OTHER PARTY’S MATERIALS ARE PROVIDED SOLELY FOR CERTAIN RESEARCH USE ONLY AND HAVE NOT BEEN APPROVED FOR HUMAN USE.

ARTICLE 7

GOVERNANCE

7.1

Development Board. On the Effective Date, Company and MeiraGTx Neuro UK shall establish a development board (the “DB”) to oversee the Development, Manufacture and Commercialization of the Licensed Device and any Licensed Product in the Territory under this Agreement; provided that, as of the Effective Date the DB shall be composed of: (a) MeiraGTx DB members: [***] and (b) Company DB members: [***]. During the Term, each of Company and MeiraGTx Neuro UK may replace its DB members upon written notice to the other Party, subject to such other Party’s approval, which approval shall not be unreasonably withheld; provided that each of Company and MeiraGTx Neuro UK shall have an equal number of members on the DB. Each of Company and MeiraGTx Neuro UK shall ensure that its DB member(s) are bound by written obligations of confidentiality and non-use substantially consistent with the terms set forth in ARTICLE 10.

7.1.1

Meetings of DB.  During the Term, the DB shall meet [***] (or more or less frequently as agreed by Company and MeiraGTx Neuro UK).  Unless otherwise agreed by Company and MeiraGTx Neuro UK, the DB shall be chaired by one representative of Company, who shall be responsible for convening and presiding at meetings of the DB, including (a) providing reasonable advance notice to representatives of any DB meeting; (b) preparing and circulating agendas in advance of each DB meeting; and (c) preparing and circulating minutes following each DB meeting, in each case ((a), (b) and (c)), in accordance with this Section 7.1.1; provided that, for clarity, the DB chair will have no additional powers or rights beyond those held by the other DB representatives. Meetings of the DB will be effective only if an equal number of DB member(s) from each Company and MeiraGTx Neuro UK are present or participating (including by videoconference or teleconference) in such meeting. As appropriate, the DB may invite a reasonable number of non-voting observers to attend its meetings; provided that such invitees are bound by appropriate confidentiality, non-disclosure and non-use obligations which are no less stringent than those set forth in ARTICLE 10.  Minutes will be kept of all DB meetings in English, which minutes shall be circulated via e-mail for review and approval within [***] after each DB meeting.

7.1.2

DB Responsibilities.  The DB’s responsibilities shall include the following: (a) oversee, review and discuss the Development, Manufacture and Commercialization of the Licensed Device and Licensed Products in the Territory, including the performance of any Collaboration Activities by the Parties; (b) discuss, review and determine whether to approve any amendments to the Transition Services Plan, including any changes to the scope of any Transition Services or the corresponding Transition Services Period; (c) discuss, review and determine whether to approve the Development Plan, including the corresponding Development Plan Budget, and any subsequent amendments thereto; (d) serve as an information exchange platform between the Company and MeiraGTx Neuro UK with respect to the Development, Manufacture and Commercialization of the Licensed Device and Licensed Products in the Territory, including to review and discuss any data, results, reports or other information generated in connection therewith; (e) establish, as appropriate, additional working groups; and (f) perform such other functions as are assigned to the DB in this Agreement, or otherwise mutually agreed by Company and MeiraGTx Neuro UK in writing; provided, however, that, [***].

7.1.3

DB Decision-Making.  Decisions of the DB shall be made by majority vote, with each DB member having one vote. If the DB does not reach a decision with respect to any matter over which it has decision-making authority pursuant to Section 7.1.2 after endeavoring to agree in good faith for at least [***], then, such matter will be referred to [***]; provided, however, that approval of any matter covered under Section 7.1.2(b) or Section 7.1.2(c) shall require [***].

7.1.4

Limitations of DB Authority.  For the avoidance of doubt, the DB shall have only the powers as are specifically delegated to it pursuant to Section 7.1.2 and shall not have the authority to (a) resolve any other Disputes arising out of this Agreement, which, for clarity, shall be resolved in accordance with Section 14.8; (b) amend, modify or waive any term or condition of this Agreement (including expanding a Party’s rights or reducing a Party’s obligations), except with respect to amendments to the Development Plan approved in accordance with Section 7.1.3; or (c) determine that any Party has fulfilled any obligations under this Agreement or that any Party or any of its Affiliates have breached any obligation under this Agreement.

7.2

Alliance Managers.  On the Effective Date, each of Company and MeiraGTx shall appoint an individual who shall serve as the primary point of contact between Company and MeiraGTx with regard to questions relating to this Agreement or the overall business relationship and related matters among the Parties (each, an “Alliance Manager”).  During the Term, each of Company and MeiraGTx may replace its Alliance Manager at any time upon written notice to the other Party.

ARTICLE 8

Financial Terms

8.1

Upfront Payment.  In consideration for the rights and licenses granted by MeiraGTx Neuro US to Company under Section 2.1, (a) the Parties acknowledge that Company has caused to be paid to MeiraGTx Neuro US a one-time, non-refundable, non-creditable payment of [***] pursuant to the applicable Company Formation Agreements; and (b) pursuant to the applicable Company Formation Agreements, Company shall cause to be paid to MeiraGTx Neuro US a one-time, non-refundable, non-creditable payment of [***] in accordance with the applicable terms and conditions of the Company Formation Agreements.

8.2

Equity Consideration.  In partial consideration for the collaboration and rights granted by MeiraGTx Neuro UK to Company hereunder, pursuant to the applicable Company Formation Agreements, Hologen Guernsey has issued Class A Shares constituting [***] of the share capital of Hologen Guernsey to MeiraGTx Neuro UK; provided that, pursuant to the applicable Company Formation Agreements, HGL has agreed to purchase from MeiraGTx Neuro UK a portion of such Class A Shares, such that, after such purchase, MeiraGTx shall be the registered holder of such number of Class A Shares constituting thirty percent (30%) of the entire issued share capital of Hologen Guernsey, subject to and in accordance with the applicable terms and conditions of the Company Formation Agreements.

8.3

Transition Services Costs. In consideration for the Transition Services provided by or on behalf of MeiraGTx Neuro UK pursuant to Section 3.2, within [***] following receipt by Company of an invoice from MeiraGTx Neuro UK in accordance with Section 8.5, Company shall (a) pay to MeiraGTx Neuro UK the FTE Costs incurred in connection with the performance of any Transition Services by any employee or other personnel of MeiraGTx Neuro UK (or any of its Affiliates) pursuant to Section 3.2; and (b) reimburse MeiraGTx Neuro UK for any Out-of-Pocket Costs incurred with respect thereto, in each case ((a) or (b)), which payments shall be non-creditable and non-refundable; provided, however, that Company and MeiraGTx Neuro UK shall agree in advance upon a budget for any FTE Costs or Out-of-Pocket Costs to be paid by Company pursuant to this Section 8.3, including the scope of the Transition Services to be performed.

8.4	Development Costs.
8.4.1

Development Cost Reports.  Within [***] following the end of each month during the Development Term in which any Development Costs are incurred, MeiraGTx Neuro UK shall deliver to Company a report of the Development Costs incurred by or on behalf of MeiraGTx Neuro UK (or any of its Affiliates) in connection with the performance of its Development Activities under the Development Plan during such month, together with an invoice for the amount of such Development Costs (each, a “Development Cost Report”).

8.4.2

Development Cost Overruns.  Notwithstanding anything to the contrary set forth herein, any Development Costs incurred by or on behalf of MeiraGTx Neuro UK (or any of its Affiliates) during a given Calendar Year within the Development Term in connection with the performance of its Development Activities under the Development Plan that do not exceed [***] of the amounts budgeted under the approved Development Plan Budget for such Calendar Year shall be included in the calculation of the applicable Development Costs for the purposes of determining the amounts to be paid by Company to MeiraGTx Neuro UK pursuant to Section 8.4.3.  In the event that, at any time during the Development Term, the anticipated amount of the Development Costs expected to be incurred by or on behalf of MeiraGTx Neuro UK (or any of its Affiliates) within a given Calendar Year in connection with the performance of its Development Activities under the Development

Plan is likely to exceed [***] of the amounts budgeted under the approved Development Plan Budget for such Calendar Year (a) MeiraGTx Neuro UK shall notify Company thereof; and (b) [***].

8.4.3

Payment of Development Costs.  As consideration for the performance of the Development Activities allocated to MeiraGTx Neuro UK under the Development Plan, within [***] following Company’s receipt of a Development Costs Report, Company shall pay to MeiraGTx Neuro UK a non-creditable, non-refundable payment for the total Development Costs as set forth in such Development Costs Report.

8.4.4

Cost of Company’s Development Activities.  For clarity, as among the Parties, Company shall solely be responsible for any costs or expenses incurred by or on behalf of Company (or any of its Affiliates or Sublicensees) in connection with its performance of any Development Activities or otherwise in connection with the Development of the Licensed Device or any Licensed Product under this Agreement, including any payments invoiced by, or any other costs and expenses otherwise incurred in connection with, any Subcontractor(s) engaged by or on behalf of a Company (or any of its Affiliates or Sublicensees) in connection therewith, provided that such costs or expenses were incurred under the approved Development Plan Budget, or otherwise received prior approval by the Company.

8.5

Payment Terms. All payments due and payable to a Party hereunder shall be made in U.S. dollars ($). The Parties may vary the method of payment set forth herein at any time upon mutual agreement, and any change shall be consistent with the local applicable law at the place of payment or remittance. Unless otherwise provided herein, including Section 8.1, all amounts due and payable by Company to MeiraGTx hereunder shall be payable within [***] following receipt by Company of an invoice from MeiraGTx, which invoice shall be sent via email [***].

8.6

Late Payments.  Without limiting MeiraGTx’s remedies under this Agreement, any undisputed payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of (a) the sum of [***] plus the prime rate of interest quoted in the Money Rates (or equivalent) section of The Wall Street Journal, Eastern Edition (or any substitute source agreed by the Parties), calculated daily on the basis of a three hundred sixty (360) day year; and (b) the maximum interest rate allowed by Law.

8.7

Taxes. If applicable law requires that any Taxes be deducted and withheld from payments paid by Company to MeiraGTx under this Agreement, Company shall (a) pay such Taxes to the proper governmental entity; (b) send evidence of the obligation together with proof of Tax payment to MeiraGTx promptly following such payment; (c) remit the net amount, after deductions or withholding made under this Section 8.6; and (d) if requested by MeiraGTx, cooperate with MeiraGTx to obtain available reductions, credits or refunds of such Taxes. All amounts payable by Company to MeiraGTx under or in connection with this Agreement are exclusive of VAT and Indirect Taxes. Any VAT and Indirect Taxes payable on the consideration paid to MeiraGTx hereunder shall be paid by Company at the same time as the payment or provision of such consideration to which it relates, subject to the production of an invoice in accordance with Section 8.5.  The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate Tax withholding or similar obligations in respect of any payments paid by Company to MeiraGTx under this Agreement, including that Company will provide MeiraGTx with any tax forms that may be necessary in order for MeiraGTx not to withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income Tax treaty.

8.8	Records; Audits.

8.8.1

Financial Recordkeeping.  MeiraGTx Neuro UK shall, and shall cause its Affiliates and require its Subcontractors to, keep complete and accurate records in accordance with its record retention policies applicable to such books and records, but in any event for a period of at least [***] after the end of the Calendar Year in which any Development Costs, FTE Costs or Out-of-Pocket Costs becomes payable to MeiraGTx Neuro UK pursuant to this ARTICLE 8, as applicable (or such longer period as required under the applicable Law) (the “Retention Period”), in sufficient detail to confirm the accuracy of the calculations hereunder and in accordance with the applicable accounting standard that is normally applied by such Party with respect to the filing of its reporting.

8.8.2

Audit.  During the applicable Retention Period, but not more than once in each Calendar Year, MeiraGTx Neuro UK shall permit, and shall cause its Affiliates and require its Subcontractors to permit, an independent certified public accounting firm of nationally recognized standing selected by Company, and reasonably acceptable to MeiraGTx Neuro UK (or such Affiliate or Subcontractor, as applicable), to have access to and to review, during normal business hours upon not less than [***] prior notice, the applicable records of MeiraGTx Neuro UK (or such Affiliate or Subcontractor, as applicable) to verify the accuracy of any statement of Development Costs, FTE Costs or Out-of-Pocket Costs provided by MeiraGTx Neuro UK pursuant to this ARTICLE 8. Such review may cover such records for any Calendar Year ending not more than [***] prior to the date of such notice (provided that any such Calendar Year may only be subject to audit one time, unless for cause). The accounting firm shall disclose to MeiraGTx Neuro UK and Company only whether such statements of Development Costs, FTE Costs or Out-of-Pocket Costs are correct or incorrect and the amount of any discrepancies and no other information shall be provided to Company. If such accounting firm concludes that additional amounts were owed during such period, Company shall pay the additional undisputed amount within [***] after the date such accounting firm delivers such written report to Company. If such accounting firm concludes that an overpayment was made, and MeiraGTx Neuro UK agrees with such calculation, such overpayment shall be fully creditable against amounts payable in subsequent payment periods (or reimbursed to the extent there are no subsequent payment periods). If MeiraGTx Neuro UK disagrees with such calculation, MeiraGTx Neuro UK and Company shall work together reasonably and in good faith to resolve the disagreement.  If the Parties are unable to reach a mutually acceptable resolution of any such Dispute within [***], then, notwithstanding Section 14.8, the Dispute shall be [***], Company shall make the required payment within [***] after the date Company receives the report of its accounting firm. [***].

8.8.3

Confidentiality of Financial Information.  Each Party shall treat all information that it receives under this ARTICLE 8 in accordance with the confidentiality provisions of ARTICLE 10, and shall cause its accounting firm to enter into an acceptable, reasonable confidentiality agreement with such other Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for such Party to enforce its rights under this Agreement.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1

Background IP.  Subject to the licenses granted by MeiraGTx Neuro US to Company or by Company to MeiraGTx Neuro UK under this Agreement, as among the Parties, (a) MeiraGTx Neuro US shall retain all of its rights, title and interests in, to and under the MeiraGTx Background IP; and (b) Company shall retain all of its rights, title and interests in, to and under the Company Background IP.

9.2	Arising IP.
9.2.1

Inventorship.  For purposes of this Agreement, the determination of inventorship of any inventions included in the Arising Know-How (including any Arising Patent that claims such Arising Know-How) shall be made in accordance with United States patent law, regardless of where the applicable activities occurred.

9.2.2	MeiraGTx Arising IP. As among the Parties, regardless of inventorship, MeiraGTx Neuro US shall solely own all rights, title and interest in, to and under any and all:
(a)	Arising Know-How that [***] (such Arising Know-How, collectively, the “MeiraGTx Arising Know-How”); and
(b)	Arising Patents that [***] (such Arising Patents, collectively, the “MeiraGTx Arising Patents” and, together with the MeiraGTx Arising Know-How, the “MeiraGTx Arising IP”).
9.2.3	Company Arising IP. As among the Parties, regardless of inventorship, Company shall solely own all rights, title and interest in, to and under any and all:
(a)	Arising Know-How that [***] (such Arising Know-How, the “Product-Specific Arising Know-How”);
(b)	Arising Know-How that [***] (such Arising Know-How, together with the Product-Specific Arising Know-How, the “Company Arising Know-How”); and
(c)

Arising Patents that (i) [***] (such Arising Patents, the “Product-Specific Arising Patents”), and (ii) [***] (such Arising Patents, collectively, with the Product-Specific Arising Patents, the “Company Arising Patents” and, together with the Company Arising Know-How, the “Company Arising IP”).

9.2.4	Joint Arising IP. Subject to any rights or licenses expressly granted by [***]:
(a)	Arising Know-How (other than any Product-Specific Arising Know-How, MeiraGTx Arising Know-How or Company Arising Know-How) (such Arising Know-How, collectively, the “Joint Arising Know-How”); and
(b)

Arising Patents (other than any MeiraGTx Arising Patents or Company Arising Patents), including any other Joint Arising Know-How (such Arising Patents, collectively, the “Joint Arising Patents” and, together with the Joint Arising Know-How, the “Joint Arising IP”).

9.2.5

Disclosure of Arising Know-How.  During the Term, (a) each Party shall promptly disclose to Company and MeiraGTx Neuro US, as applicable, any inventions within the Joint Arising Know-How; (b) MeiraGTx Neuro US shall promptly disclose to Company any inventions that fall within the Company Arising Know-How; or (c) Company shall promptly disclose to MeiraGTx Neuro US any inventions that fall within the MeiraGTx Arising Know-How, in each case ((a), (b) or (c)), that is first discovered, developed, generated, invented, derived, created, conceived or reduced to practice by or on behalf of such Party and of which such Party becomes aware.

9.2.6

Assignment Obligations.  Subject to the terms and conditions of this Agreement, including any rights or licenses expressly granted by MeiraGTx Neuro US to Company or by Company to MeiraGTx Neuro UK under this Agreement, as applicable, (a) Company will assign, and hereby does assign, to MeiraGTx Neuro US any and all of Company’s (and its Affiliates’) rights, title and interest in, to or under any MeiraGTx Arising IP, and MeiraGTx Neuro US hereby accepts such assignment; (b) MeiraGTx Neuro US will assign, and hereby does assign, to Company any and all of MeiraGTx Neuro US’ (and its Affiliates’) rights, title and interest in, to or under any Company Arising IP, and Company hereby accepts such assignment; and (c)  (i) MeiraGTx agrees to assign, and hereby does assign, to Company and (ii) Company agrees to assign, and hereby does assign, to MeiraGTx Neuro US, in each case ((i) or (ii)), an undivided interest in any and all of such Party’s (and its Affiliates’) rights, title and interest in, to or under any Joint Arising IP; provided that, subject to any rights or licenses expressly granted by MeiraGTx Neuro US to Company or by Company to MeiraGTx Neuro UK under this Agreement, including the licenses granted pursuant to Section 2.1, each of Company and MeiraGTx Neuro US will [***]. During the Term, each Party shall have appropriate agreements in place with its and its Representatives performing any activities under this Agreement on such Party’s behalf to provide such Party with exclusive ownership in and to any Arising IP hereunder of such Representatives. The Parties agree to reasonably cooperate with each other, including executing and recording documents, to effectuate the intellectual property ownership provisions set forth in this Section 9.2.

9.3	Prosecution and Maintenance.
9.3.1

General.  Subject to the remainder of this Section 9.3, during the Term, as among the Parties, Company shall have the first right, but not the obligation, at its own cost and expense, to control the preparation, filing, prosecution (including any interferences, oppositions, inter partes review or other post-grant proceedings, reissue reexaminations, revocations or nullifications) and maintenance of the MeiraGTx Patents, any Product-Specific Arising Patents and any Joint Arising Patents in Territory. Company shall keep MeiraGTx Neuro US reasonably informed of the status of the preparation, filing, prosecution and maintenance of each such MeiraGTx Patent, Product-Specific Arising Patent or Joint Arising Patent (e.g., interferences, oppositions, inter partes review or other post-grant proceedings reexaminations, reissues, revocations or nullifications) in a timely manner, including by providing MeiraGTx Neuro US (a) copies of any material communications or correspondence received from relevant patent authorities; (b) a reasonable opportunity to review and comment on any proposed filing or material correspondence with any patent authority to the extent related to any such MeiraGTx Patent, Product-Specific Arising Patent or Joint Arising Patent at least [***] prior to the anticipated filing or submission date thereof, and Company shall consider in good faith any of MeiraGTx Neuro US’ reasonable comments with respect thereto; and (c) copies of all final filings and responses made to any patent authority with respect to any such MeiraGTx Patent, Product-Specific Arising Patent or Joint Arising Patent in a timely manner following submission thereof.

9.3.2

Step-In Rights.  If Company elects not to file or to continue to prosecute or maintain any such MeiraGTx Patent, Product-Specific Arising Patent or Joint Arising Patent in any country in the Territory pursuant to Section 9.3.1, then, Company shall notify MeiraGTx Neuro US [***] after making such election (but, in any event, at least [***] before any deadline applicable to the filing, prosecution or maintenance of such MeiraGTx Patent, Product-Specific Arising Patent or Joint Arising Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such MeiraGTx Patent,

Product-Specific Arising Patent or Joint Arising Patent in such country). In such case, MeiraGTx Neuro US shall have the right, but not the obligation, to pursue the filing, prosecution or maintenance of such MeiraGTx Patent, Product-Specific Arising Patent or Joint Arising Patent in such country, at its own cost and expense. If MeiraGTx Neuro US elects to continue prosecution or maintenance of any such MeiraGTx Patent, Product-Specific Arising Patent or Joint Arising Patent pursuant to this Section 9.3.2, then, Company shall [***] deliver to MeiraGTx Neuro US all prosecution files associated with such MeiraGTx Patent, Product-Specific Arising Patent or Joint Arising Patent in such country and use reasonable efforts to make its employees, agents and consultants reasonably available to MeiraGTx Neuro US, at no additional cost, to the extent necessary to enable MeiraGTx Neuro US to continue prosecution or maintenance of any such MeiraGTx Patent, Product-Specific Arising Patent or Joint Arising Patent in such country.

9.3.3

Patent Term Extensions; BPCIA.  As among the Parties, with respect to any MeiraGTx Patent, Product-Specific Arising Patent or Joint Arising Patent, Company shall have sole and final decision making authority with respect to (a) filing for any patent term extension pursuant to 35 U.S.C. §§ 154-156 or, as applicable, any foreign equivalent patent term extension or supplemental protection certificates on any such MeiraGTx Patent, Product-Specific Arising Patent or Joint Arising Patent in the Territory; provided that Company shall keep MeiraGTx Neuro US reasonably informed of the status of any such patent term extension or supplemental protection certificate (including any decision with respect thereto) with respect to any such MeiraGTx Patents, Product-Specific Arising Patents or Joint Arising Patents in a timely manner, including giving MeiraGTx Neuro US a reasonable opportunity to comment on any such filing and decisions regarding such patent term extension or supplemental protection certificate and incorporating any reasonable comments provided by MeiraGTx Neuro US with respect thereto; or (b) the determination, as a reference product sponsor, of whether or not to privately exchange any such MeiraGTx Patent, Product-Specific Arising Patent or Joint Arising Patent with respect to such Licensed Product with a biosimilar applicant, and take other steps, pursuant to the requirements of the BPCIA.

9.3.4

Patent Costs.  Except as otherwise agreed by the Parties, the Party controlling the preparation, filing, prosecution and maintenance of a given MeiraGTx Patent, Product-Specific Arising Patent or Joint Arising Patent pursuant to this Section 9.3 shall be responsible for all costs and expenses (including any attorney fees) incurred in connection therewith.

9.4	Enforcement Rights.
9.4.1

Notice.  If any Party (or any of its Affiliates or Sublicensees) learns of any infringement or misappropriation, or threatened or suspected infringement or misappropriation, of (a) any MeiraGTx Licensed Technology is occurring or is likely, in each case, solely to the extent that such infringement, unauthorized use or misappropriation relates to the Development, Manufacture or Commercialization by a Third Party of a product that competes with the Licensed Device or any Licensed Product, including any notification of the submission of an Abbreviated Biologic License Application wherein a Licensed Product is the “Reference Product” under the BPCIA or receipt of manufacturing process from a subsection (k) applicant or other similar procedure where a response is required under applicable Law (in order to avoid waiving rights); or (b) any Joint Arising IP by a Third Party, whether or not such Third Party infringement is by a product that competes with the Licensed Device or any Licensed Product (any such activity or claims by a Third Party, a “Third Party Infringement”), such Party shall notify Company and MeiraGTx Neuro US, as applicable, and provide it with details of such infringement or misappropriation or claim that are known by such Party and its Affiliates.

9.4.2

Enforcement Actions.  As among the Parties, Company shall have the first right, at its own cost and expense, but not the obligation, to attempt to resolve any Third Party Infringement in the Territory with respect to any MeiraGTx Licensed Technology, Product-Specific Arising Patents or Joint Arising IP, including by filing an infringement suit, defending against such claim or taking other similar action (each, an “Enforcement Action”) and, subject to Section 9.4.5, to compromise or settle any such infringement or claim.

9.4.3

Step-In Rights.  In the event that Company does not intend to initiate, defend or otherwise attempt to settle an Enforcement Action with respect to any such Third Party Infringement pursuant to Section 9.4.2, then, Company shall, within [***] of having received or sent notice with respect to such Third Party Infringement pursuant to Section 9.4.1, inform MeiraGTx Neuro US thereof and MeiraGTx Neuro US shall have the right, but not the obligation, to attempt to resolve such Third Party Infringement solely with respect to the subject MeiraGTx Licensed Technology, Product-Specific Arising Patents or Joint Arising IP, as applicable, as the Party controlling such Enforcement Action.

9.4.4

Cooperation.  The Party bringing an Enforcement Action pursuant to Section 9.4.2 or Section 9.4.3, as applicable, shall have the sole and exclusive right to select counsel for such Enforcement Action.  Each of Company or MeiraGTx Neuro US, as applicable, shall have the right to join an Enforcement Action (including the right to be represented by independent counsel of its own choice) initiated by the Party controlling such Enforcement Action pursuant to Section 9.4.2 or Section 9.4.3, as applicable, in each case, at its own expense (except any required joinder pursuant to this Section 9.4.4). The Party controlling such Enforcement Action (a) shall keep such other Party promptly informed with respect to such Enforcement Action; (b) shall, acting reasonably and in good faith, consult with, and give reasonable consideration to, any comments made by such other Party related to such Enforcement Action; and (c) shall provide such other Party with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such Enforcement Action. Upon the request of the controlling Party, such other Party shall provide reasonable assistance to the controlling Party, including providing access to relevant documents and other evidence, making its employees available, and, solely to the extent that such other Party is a necessary or indispensable plaintiff party for such Enforcement Action (or such joinder is required under Law in order to enable such enforcing Party to pursue such Enforcement Action), joining such Enforcement Action or taking such other actions as are necessary for standing with respect to such Enforcement Action (including the right to be represented by independent counsel of its own choice), in each case, subject to the controlling Party’s reimbursement of any reasonable out-of-pocket expenses (including reasonable attorney fees) incurred on an on-going basis by the non-controlling Party in providing such assistance. The Parties shall, acting reasonably and in good faith, cooperate to ensure that each Person that participates in, or receives any information about, any Enforcement Action in accordance with this Section 9.4.4 shall use reasonable efforts to protect all applicable Confidential Information and preserve all applicable attorney-client privilege and work product protections.

9.4.5	Restrictions on Settlement. Notwithstanding anything to the contrary set forth herein, (a) Company shall not settle or otherwise compromise any Enforcement Action by admitting that any MeiraGTx Patent, Product-Specific Arising Patent or Joint Arising Patent is invalid or unenforceable, whether in whole or in part, or in a way that adversely affects or would be reasonably expected to materially adversely affect the validity or enforceability of any such MeiraGTx Patent, Product-Specific Arising Patent or Joint Arising Patent, in each case, without MeiraGTx Neuro US’ prior consent (such consent not to be unreasonably withheld, conditioned or delayed); (b) MeiraGTx Neuro US shall not settle or otherwise compromise any Enforcement Action by admitting that any MeiraGTx Patent, Product-Specific Arising Patent or Joint Arising Patent is invalid or unenforceable, whether in whole or in part, or in a way that adversely affects or would be reasonably expected to materially adversely affect the validity or enforceability of any such MeiraGTx Patent, in each case, without Company’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed); and (c) no Party shall settle or otherwise compromise any Enforcement Action in a way that adversely affects or would be reasonably expected to materially adversely affect the rights or benefits of any other Party hereunder or that otherwise imposes any costs or liability on, or involves any admission by, such other Party, in each case, without such other Party’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed).

9.4.6

Costs and Recoveries.  Subject to the respective indemnity obligations of the Parties set forth in ARTICLE 12, the Party taking an Enforcement Action under this Section 9.4 shall pay all costs associated with such Enforcement Action, other than the expenses of the other Party if such other Party elects to join such Enforcement Action as provided in Section 9.4.4 (but, for clarity, not any required joinder pursuant to Section 9.4.4). Any amounts recovered by the Party taking an Enforcement Action pursuant to this Section 9.4, whether by settlement or judgment, shall be allocated in the following order: (i) first, to reimburse the Party taking such Enforcement Action for any costs incurred; (ii) second, to reimburse the Party not taking such Enforcement Action for costs incurred by it at the request of the Party taking such Enforcement Action and (iii) finally, any remaining amount of such recovery shall be [***].

9.4.7

Other Infringement of MeiraGTx Licensed Technology.  For the avoidance of doubt, as among the Parties, MeiraGTx Neuro US shall have the sole right at its own cost and expense, but not the obligation, to attempt to resolve any infringement or misappropriation, or threatened or suspected infringement or misappropriation, of any MeiraGTx Licensed Technology that does not constitute a Third Party Infringement.

9.5	Defense of Third Party Actions.
9.5.1

Notice.  If any Party or any of its Affiliates becomes aware of any Third Party Action with respect to the Licensed Device or any Licensed Product in the Territory, such Party shall promptly notify Company and MeiraGTx, as applicable, of all details regarding such claim or action that is reasonably available to such Party or such Affiliate.

9.5.2

Control of Defense.  As among the Parties, Company shall have the first right, at its sole cost and expense, but not the obligation, to defend against any Third Party Action with respect to a Licensed Product in the Field in the Territory and, subject to Section 9.5.5, to settle or otherwise compromise such Third Party Action. If Company declines or fails to assert its intention to defend such Third Party Action with respect to MeiraGTx Licensed Technology within [***] after sending (in the event that Company is the notifying Party) or receiving (in the event that MeiraGTx is the notifying Party) notice under Section 9.5.1, then, MeiraGTx Neuro US shall have the right, but not the obligation, to assume control of the defense against such Third Party Action solely with respect to MeiraGTx Licensed

Technology. The Party defending such Third Party Action shall have the sole and exclusive right to select counsel for such Third Party Action.

9.5.3

Cooperation.  The Party defending a Third Party Action (the “Defending Party”) pursuant to Section 9.5.2 shall consult with the non-Defending Party on all material aspects of the defense. The non-Defending Party, at its own cost and expense, shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy and the Defending Party shall, acting reasonably and in good faith, consider the non-Defending Party’s comments. The Parties shall reasonably cooperate with each other in all such Third Party Actions.  The non-Defending Party will be entitled to be represented by independent counsel of its own choice at its own expense.

9.5.4

Costs of Defense.  Subject to the respective indemnity obligations of the Parties set forth in ARTICLE 12, the Defending Party shall pay all costs incurred by the Parties associated with such Third Party Action other than the expenses of the non-Defending Party if the non-Defending Party elects to join such Third Party Action pursuant to Section 9.5.3.

9.5.5	Consent for Certain Settlements and other Compromises of Third Party Actions.
(a)

MeiraGTx Neuro US shall not settle or otherwise compromise any Third Party Action (i) by admitting that any MeiraGTx Patent, Product-Specific Arising Patent or Joint Arising Patent is invalid or unenforceable, whether in whole or in part, (ii) in a manner that adversely affects or would be reasonably expected to materially adversely affect any rights or benefits of Company or its Affiliates, or (iii) in a way that imposes any costs or liability on, or involves any admission by, Company or its Affiliates, in each case ((i), (ii) or (iii)), without Company’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed).

(b)

Company shall not settle or otherwise compromise any Third Party Action (i) by admitting that any MeiraGTx Patent, Product-Specific Arising Patent or Joint Arising Patent is invalid or unenforceable, whether in whole or in part, (ii) in a manner that adversely affects or would be reasonably expected to materially adversely affect any rights or benefits of MeiraGTx Neuro US (or any of its Affiliates), or (iii) in a way that imposes any costs or liability on, or involves any admission by, MeiraGTx Neuro US (or any of its Affiliates), in each case ((i), (ii) or (iii)), without MeiraGTx Neuro US’ prior consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE 10

CONFIDENTIALITY

10.1

Confidential Information. Except as otherwise expressly provided in this ARTICLE 10, any and all confidential or proprietary information or Materials, including any Know-How or other information that is owned or controlled by a Party (the “Disclosing Party”) and is disclosed or provided to (or has otherwise become known to) any other Party (the “Receiving Party”), whether directly or indirectly, intentionally or unintentionally, in connection with the activities under this Agreement, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the Receiving Party by the Disclosing Party in oral, written, visual, graphic, or electronic form (collectively, “Confidential Information”) shall be deemed the Confidential Information of the Disclosing Party and subject to the terms and conditions of this ARTICLE 10.   [***]

10.2

Confidentiality and Non-Use Obligations. Except as otherwise expressly provided in this ARTICLE 10, during the Term and for a period of [***] thereafter, the Receiving Party shall (a) hold any Confidential Information of the Disclosing Party in strict confidence using at least that degree of care used by the Receiving Party in dealing with its own confidential information of a similar nature, which shall in no event be less than a reasonable degree of care; (b) not disclose such Confidential Information to any Third Party, except to its agents or Subcontractors who have a “need to know” to conduct the activities under the Development Plan; provided, however, that such agents or Subcontractors agree in writing to abide by the confidentiality and non-use provisions no less stringent than those set forth herein prior to any disclosure of Confidential Information thereto; and (c) use such Confidential Information only as necessary to perform the Development Plan or as otherwise expressly provided herein, and not for any other purpose.

10.3

Exceptions. Notwithstanding the foregoing, the confidentiality and non-use obligations with respect to the Disclosing Party’s Confidential Information under this Agreement, including as set forth in Section 10.2, will not include any information (and such information will not be considered Confidential Information) that the Receiving Party can show by competent written evidence: (a) is or hereafter becomes available to the public other than by reason of any breach hereof; (b) was already known to the Receiving Party, prior to the date of disclosure, as demonstrated by written records; (c) is disclosed to the Receiving Party by a Third Party who has the right to disclose such information without any obligations of confidentiality or non-use; or (d) is developed by or on behalf of the Receiving Party independently, without use of, reference to or reliance on Confidential Information of the Disclosing Party received hereunder.

10.4

Permitted Disclosures. Notwithstanding anything to the contrary, a Receiving Party may, in connection with performing its obligations or exercising its rights and performing its obligations under this Agreement, disclose the Confidential Information of the Disclosing Party for purposes of (a) prosecuting or defending litigation or arbitration; (b) complying with applicable law or any ruling or order of a court of competent jurisdiction, including any applicable securities regulations and the rules of any securities exchange or market on which such Receiving Party’s (or its Affiliate’s) securities are or are planned to be listed or traded (provided that (i) the Receiving Party promptly notifies the Disclosing Party of the obligation to disclose in order to allow the Disclosing Party to object or seek a protective order, and reasonably cooperates with the Disclosing Party in connection therewith, (ii) the Receiving Party only discloses the minimum amount of Confidential Information that is necessary to comply with the required disclosure and (iii) such information remains Confidential Information in accordance with the terms and conditions of this ARTICLE 10 for all other purposes); or (c) to such Receiving Party’s actual or potential Third Party acquirers and their respective personnel, in each case, for the limited purpose of such acquisition activities, each of whom prior to disclosure shall be bound by similar obligations of confidentiality and non-use at least as restrictive as those set forth in this ARTICLE 10.

10.5

Return or Destruction of Confidential Information. Except as otherwise provided in this Agreement, including as set forth in Section 13.3, upon the termination or expiration of this Agreement, the Receiving Party shall destroy or return to the Disclosing Party, at the Disclosing Party’s direction, all tangible Confidential Information of the Disclosing Party in its possession and in the possession of any Affiliates, agents or subcontractors, subject to the Receiving Party’s right to retain one (1) copy of the Confidential Information in its secure files as a record of its obligations under this Agreement; provided that back-up copies of electronic documents that are created by the Receiving Party in the ordinary course of business will remain within the Receiving Party’s electronic systems until deleted in the ordinary course of business and in accordance with applicable laws and regulations and shall otherwise remain subject to the terms and conditions of this ARTICLE 10 for so long as such copy is retained.

10.6

Public Disclosure.  Subject to Section 10.4, no Party (nor any of its respective Affiliates or, in the case of Company, any Sublicensees) shall have the right to make press releases or public announcements regarding this Agreement, including the terms of this Agreement or any Collaboration Activities, in each case, without the prior consent of the other Parties; provided that (a) MeiraGTx and Company may each (separately) issue a press release regarding this transaction following the Effective Date in the form, manner and on a date mutually agreed upon by the Parties; and (b) no Party will be prevented from complying with any duty of disclosure it may have pursuant to Laws. Each Party (or any of its respective Affiliates or, in the case of Company, any Sublicensees) may publish or publicly announce any information relating to this Agreement that is substantially similar to information that has already been publicly disclosed in accordance with this ARTICLE 10, including with respect to information disclosed by a Party pursuant to Section 10.4; provided that as of such time, such information continues to be accurate.

10.7

Clinical Trial Data.  Notwithstanding the provisions of Section 10.2 and Section 10.8, to the extent that there are any Clinical Trials or studies (including observational studies and other studies, such as meta analyses) conducted by or on behalf of MeiraGTx (or any of its Affiliates) with respect to the Licensed Device or any Licensed Product prior to the Effective Date, as applicable, MeiraGTx (or any of its Affiliates) shall have the right (in their sole discretion, at any time) to publish (a) the results or summaries of results of any such Clinical Trial or study in any register maintained by MeiraGTx or any of its Affiliates; or (b) the protocols of any such Clinical Trial on www.clinicaltrials.gov, within such timescales as required by Law or MeiraGTx’s or any of its Affiliates’ standard operating procedures, irrespective of the outcome of any such Clinical Trial or study; provided that MeiraGTx (or any of its Affiliates, as applicable) shall (i) submit to Company a copy of any such publication for Company’s review and comment (but not approval) at least [***] prior to submission for the proposed date of publication (which period may be extended by up to an additional [***] in the event that Company believes in good faith that such publication may form the basis of patentable intellectual property) and (ii) consider any Company’s comments thereto in good faith.

10.8

Scientific Publications. Subject to the terms and conditions of this Agreement, without limiting its rights under this Agreement (including under ARTICLE 9 and Section 10.2), Company (or any of its Affiliates or Sublicensees) shall have the right to make publications regarding the Development and Commercialization of the Licensed Device or any Licensed Products by or on behalf of Company (or any of its Affiliates or Sublicensees); provided that (a) Company shall deliver to MeiraGTx for review and comment a copy of any proposed publication at least [***] before its intended submission for publication; and (b) MeiraGTx shall have the right to (i) provide comments on such proposed publication (provided that Company shall incorporate any reasonable comments provided by MeiraGTx with respect thereto), (ii) require the removal of any of MeiraGTx’s Confidential Information from the proposed publication or presentation, or (iii) require the delay of the submission of such proposed publication or presentation for a period up to [***] to permit the preparation and filing of a patent application as needed to preserve the patentability of any Confidential Information of MeiraGTx.  Company (and its Affiliates and Sublicensees) will ascribe authorship of any proposed publication or presentation under this Section 10.8 using accepted standards used in peer-reviewed, academic journals at the time of the publication or presentation, and any such publication or presentation made by Company (or any of its Affiliates or Sublicensees) under this Section 10.8 shall contain appropriate acknowledgements of the contribution of MeiraGTx to the Development activities that are the subject of such publication or presentation, in accordance with generally accepted academic practices.  Once any such publication is accepted for publication, Company shall provide MeiraGTx with a copy of the final version of such publication.

10.9

Use of Name.  Notwithstanding any provision to the contrary set forth in this Agreement, nothing in this Agreement grants any Party a right to use any other Party’s name or logo in any press release, without first obtaining such other Party’s consent (except for any reference to such other Party as a party to this Agreement or as a developer of the Licensed Device or any Licensed Product, subject to the other terms and conditions of this Agreement).

10.10

Equitable Relief.  Due to the unique nature of the Confidential Information, the Parties agree that any breach or threatened breach by a Party of this ARTICLE 10 with respect to any other Party’s Confidential Information will cause not only financial harm to such other Party, but also irreparable harm for which money damages will not be an adequate remedy. Therefore, such other Party shall be entitled, in addition to any other legal or equitable remedies, to seek an injunction or similar equitable relief against any such breach or threatened breach by such Party without the necessity of proving actual damages or posting any bond.

ARTICLE 11

REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1	Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Parties, as of the Effective Date, that:
11.1.1	such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization;
11.1.2

such Party has all right, power and authority to enter into this Agreement and to perform its obligations under this Agreement, and has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

11.1.3

this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms and conditions of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles;

11.1.4

the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (i) such Party’s charter documents, bylaws, or other organizational documents, (ii) any agreement, instrument, or contractual obligation to which such Party is bound, (iii) any requirement of any applicable law or (iv) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party;

11.1.5

such Party is not under any obligation, contractual or otherwise, to any Person that conflicts with the terms or conditions of this Agreement, or that would otherwise materially impede the fulfillment of its obligations hereunder;

11.1.6	such Party has the right to grant to each other Party (and its Affiliates, as applicable) the rights and licenses granted to such other Party pursuant to this Agreement;
11.1.7	there is no pending proceeding that has been commenced against such Party that challenges, or would reasonably be expected to have the effect of preventing, delaying,

making illegal, or otherwise interfering with, any of the transactions contemplated hereby; and

11.1.8	no consent by any Third Party or governmental body is required with respect to the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated hereby.

ARTICLE 12

INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

12.1

Indemnification by Company and HGL. Each of Company and HGL shall indemnify, defend and hold harmless MeiraGTx, its Affiliates and each of their respective officers, directors, representatives and employees (“MeiraGTx Indemnitees”) from and against any and all liability, damage, loss, fines, penalties, cost or expense (including reasonable attorneys’ fees) (“Losses”) incurred by or rendered against any such MeiraGTx Indemnitees in connection with Third Party claims, investigations, demands or suits (“Third Party Claims”) to the extent arising out of or resulting from (a) Company’s or any of its Company Indemnitees’ gross negligence or willful misconduct relating to this Agreement; (b) any material breach by Company of any of its representations and warranties, covenants or obligations set forth in this Agreement; (c) MeiraGTx Neuro UK’s (or its Affiliate’s) provision of any Development Activities or Transition Services in accordance with the terms of this Agreement; or (d) the Development, Manufacture or Commercialization of the Licensed Device or any Licensed Product by or on behalf of Company (or any of its Affiliates or Sublicensees) in the Territory, in each case ((a), (b), (c) or (d)), except to the extent that such Losses are covered by MeiraGTx’s indemnification obligations under Section 12.2, as applicable.

12.2

Indemnification by MeiraGTx. MeiraGTx shall indemnify, defend and hold harmless Company, HGL, its and their Affiliates, and each of its and their respective officers, directors, representatives and employees (“Company Indemnitees” and, together with MeiraGTx Indemnitees, “Indemnitees”), from and against any and all Third Party Claims for Losses incurred by any such Indemnitee to the extent arising out of or resulting from (a) MeiraGTx’s or any of its MeiraGTx Indemnitees’ gross negligence or willful misconduct relating to this Agreement, including the Supply Agreements or the Safety Data Exchange Agreement; (b) any material breach by MeiraGTx of its representations and warranties, covenants or obligations set forth in this Agreement; (c) the Development, Manufacture or Commercialization of (i) the Licensed Device or any Licensed Product by or on behalf of MeiraGTx or any of its Affiliates prior to the Effective Date or (ii) the Licensed Device by or on behalf of MeiraGTx or any of its Affiliates in the Territory independent of the performance of its obligations under this Agreement, in each case ((a), (b) or (c)), except to the extent that such Losses are covered by Company’s and HGL’s indemnification obligations under Section 12.1, as applicable.

12.3	Indemnification Process.
12.3.1

Notification of Claims; Conditions to Indemnification Obligations.  Each Party seeking indemnification or defense under Section 12.1 or Section 12.2, as applicable, shall (a) [***] notify the other Parties as soon as it becomes aware of a Third Party Claim for which indemnification may be sought pursuant to Section 12.1 or Section 12.2, as applicable (provided that the failure to give such notice will not relieve the indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices the indemnifying Party); (b) cooperate, and cause the applicable Indemnitee(s) to cooperate, with the indemnifying Party in the defense, settlement or compromise of such Third Party Claim; and (c) permit the indemnifying Party to control the defense, settlement or compromise of such Third Party Claim, including the right to select defense counsel (provided that in no event shall the indemnifying Party compromise or settle any Third Party Claim in a manner which admits fault or negligence on the part of the indemnified Party or any Indemnitee without the prior consent of the indemnified Party). Each Party shall reasonably cooperate with the indemnifying Party and its counsel in the course of the defense of any such Third Party Claim, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses. In any such Proceeding, the indemnified Party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of the indemnified Party, unless (i) the indemnifying Party will have agreed to the retention of such counsel and its obligation to pay the fees and expenses of such counsel, or (ii) the named parties to any such Proceeding (including any impleaded parties) include both the indemnifying Party and the indemnified Party and representation of each Party by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnified Party shall have no right to settle any such Third Party Claim without the prior written consent of the indemnifying Party.

12.3.2

Certain Limitations.  In the case where the indemnifying Party refrains (in its sole discretion) from defending any Third Party Claim and an indemnified Party recovers from Third Parties any amount in respect of a matter with respect to which an indemnifying Party has indemnified it pursuant to Section 12.1 or Section 12.2, as applicable, such indemnified Party shall [***] pay over to the indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of: (a) any amount previously so paid by the indemnifying Party to or on behalf of the indemnified Party in respect of such matter; and (b) any amount expended by the indemnifying Party in pursuing or defending any Third Party Claim arising out of such matter.  Each Party agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

12.4

Limitation on Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXCEPT WITH RESPECT TO (A) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 12.1 OR SECTION 12.2, AS APPLICABLE; (B) ANY BREACHES OF A PARTY’S OBLIGATIONS OF ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS AS SET FORTH IN SECTION 9.1; OR (C) ANY BREACHES OF A PARTY’S OBLIGATIONS OF CONFIDENTIALITY OR NON-USE AS SET FORTH IN ARTICLE 10, (I) NO PARTY, NOR ITS AFFILIATES, SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR MULTIPLE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING FOR LOST REVENUES AND LOST PROFITS (WHETHER DIRECT OR INDIRECT)), WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR BREACH OF STATUTORY DUTY OR OTHERWISE, IN EACH CASE, ARISING FROM OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF, IRRESPECTIVE OF WHETHER SUCH PARTY OR ANY REPRESENTATIVE OF SUCH PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE OR WHETHER SUCH LOSS OR DAMAGE WAS REASONABLY FORESEEABLE, AND (II) EACH PARTY’S MAXIMUM LIABILITY FOR DAMAGES OF ANY KIND ARISING FROM OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF, SHALL NOT EXCEED [***].

12.5

Insurance. During the Term, each Party shall maintain in full force and effect, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement, including its indemnification obligations herein, with limits not less than [***] per each occurrence or [***] annual aggregate.  Upon another Party’s reasonable request, each Party will furnish to such other Party certificates of insurance or other reasonable written evidence of such Party’s insurance coverage required under this Section 12.5.  Each Party shall provide the other Parties with at least [***] notice prior to cancelling, not renewing or materially adversely changing such insurance coverage.

ARTICLE 13

TERM AND TERMINATION

13.1

Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 13.2, shall remain in full force and effect until the date of on which Company permanently ceases (directly, or through any of its Affiliates, Subcontractors or Sublicensees) all Development or Commercialization of the Licensed Device and all Licensed Products under this Agreement in the Territory (the “Term”).

13.2	Termination.
13.2.1

Termination by Company for Convenience.  At any time during the Term, Company may terminate this Agreement in its entirety upon (a) not less than [***] prior written notice to MeiraGTx if such notice is provided prior to receipt of the first Marketing Approval for any Licensed Product in the Territory; and (b) not less than [***] prior written notice to MeiraGTx if such notice is provided following receipt of the first Marketing Approval for any Licensed Product in the Territory.

13.2.2

Termination for Material Breach.  Upon any material breach of this Agreement by (a) MeiraGTx; or (b) Company or HGL, then, (i) Company (in the case of the foregoing clause (a)) or (ii) MeiraGTx  (in the case of the foregoing clause (b)), will have the right, but not the obligation, to terminate this Agreement in its entirety upon notice of termination to such breaching Party if such breach remains uncured following [***] notice to such breaching Party of the applicable breach; provided that, if such material breach, by its nature, is curable, but is not reasonably curable within the applicable cure period, then, such cure period will be extended (but in no event for longer than an additional [***] unless otherwise agreed by all Parties) if the breaching Party provides a written plan for curing such breach to the non-breaching Parties and uses Commercially Reasonable Efforts to cure such breach in accordance with such written plan; provided, further, that, notwithstanding the foregoing, if the breaching Party disputes, acting reasonably and in good faith, the existence of, materiality of, or failure to cure any such breach, and provides notice to the non-breaching Parties of such dispute within the relevant cure period, such non-breaching Parties will not have the right to terminate this Agreement in accordance with this Section 13.2.2 unless and until the relevant Dispute has been resolved in accordance with Section 14.8 and, during the pendency of such Dispute, all the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

13.2.3

Termination for Insolvency.  In the event that a Party (a) files for protection under bankruptcy or insolvency laws; (b) makes an assignment for the benefit of creditors; (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] following such filing; (d) proposes a written agreement of composition or extension of its debts; (e) proposes or is a party to any dissolution or liquidation of such Party; (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged or dismissed within [***] following the filing thereof; or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then any other Party may terminate this Agreement in its entirety effective immediately upon notice to the other Parties.

13.2.4

Termination for Patent Challenge.  If Company, HGL or any of its Affiliates or Sublicensees (a) commences or actively and voluntarily participates in a Patent Challenge; or (b) actively and voluntarily assists any other Third Party in bringing or prosecuting a Patent Challenge, then, to the extent permitted by Law, MeiraGTx shall have the right to terminate this Agreement (in its entirety) upon [***] notice to Company, unless Company, HGL and its Affiliates withdraw their participation in such Patent Challenge on or before the [***] following the date of MeiraGTx’s notice of such termination.

13.2.5

Termination for Breach of Minimum Cash Reserves Funding Commitment.  In the event that, at any time during the Term, Company breaches its obligations to contribute the Minimum Cash Reserves (as defined in the Company Formation Agreements) under and in accordance with the Company Formation Agreements, then, MeiraGTx will have the right, but not the obligation, to terminate this Agreement in its entirety upon notice of termination to Company if such breach remains uncured following [***] notice to Company of the applicable breach.

13.3

Effects of Termination. Upon the termination of this Agreement pursuant to Section 13.2 (but not the expiration of the Term pursuant to Section 13.1), the following shall apply as of the effective date of such termination (in each case, as applicable):

13.3.1

Except as otherwise set forth in this Section 13.3 or the Termination and Wind-Down Plan, and except with respect to any termination by Company pursuant to Section 13.2.2, (a) each Party’s rights and obligations under this Agreement shall automatically terminate and have no further force and effect; and (b) Company and its Affiliates and Sublicensees shall cease any and all Development, Manufacture and Commercialization of the Licensed Device and any Licensed Products in the Territory.

13.3.2

[***] following the effective date of such termination, the Parties will cooperate diligently, reasonably and in good faith to prepare a written termination and wind-down plan to govern the activities described in this Section 13.3 (“Termination and Wind-Down Plan”), including, upon the written request of MeiraGTx (and subject to the remainder of this Section 13.3), to effectuate the timely reversion to MeiraGTx of the Licensed Device and any Licensed Product Developed, Manufactured or Commercialized by or on behalf of Company (or any of its Affiliates or Sublicensees) in the Territory prior to such effective date of termination; provided that such Termination and Wind-Down Plan (including any amendments thereto) shall be subject to the agreement of the Parties.

13.3.3

[***] following the effective date of such termination, Company shall make payment to MeiraGTx Neuro UK for any unpaid Development Costs, Commercialization costs, FTE Costs and Out-of-Pocket Costs incurred with respect to any Collaboration Activities performed by or on behalf of MeiraGTx Neuro UK in accordance this Agreement prior to the effective date of such termination, together with any such pre-approved costs contracted for by MeiraGTx Neuro UK, or any other pre-approved non-cancellable obligations of MeiraGTx Neuro UK incurred, prior to such effective date in connection with any Collaboration Activities of MeiraGTx Neuro UK hereunder.

13.3.4

In the event of a termination of this Agreement by Company pursuant to Section 13.2.1 or by MeiraGTx pursuant to Section 13.2.2, Section 13.2.4 or Section 13.2.5, as applicable, then, in each case, upon MeiraGTx’s request, Company shall, and hereby does, grant (on behalf of itself and its Affiliates) to MeiraGTx and its Affiliates an exclusive (even as to Company and its Affiliates), perpetual, irrevocable, transferable, royalty-free, fully-paid up license, with the right to freely sublicense (including through multiple tiers), under any Patents, Know-How or other intellectual property owned or otherwise Controlled by Company (or any of its Affiliates) as of the effective date of such termination that is necessary or reasonably useful to Develop, Manufacture or Commercialize the Licensed Device or any Licensed Products that were Developed or Commercialized in the Field in the Territory during the Term prior to the effective date of such termination; provided that, in addition to the foregoing, the Parties shall also cooperate in good faith to effect the transfer to MeiraGTx of all Clinical Trial data and results developed by or on behalf of Company (or any of its Affiliates) related to such Licensed Device or Licensed Products.

13.3.5

Except with respect to any termination by Company pursuant to Section 13.2.2, upon MeiraGTx’s written request, Company shall cooperate with MeiraGTx and provide assistance reasonably requested in writing by MeiraGTx (including as set forth in the Termination and Wind-Down Plan, as applicable) for the transfer to MeiraGTx of (i) the responsibility for filing, prosecution and maintenance of any MeiraGTx Patents for which Company (or any of its Affiliates or Sublicensees) had controlled pursuant to Section 9.3, (ii) the conduct of any Enforcement Action being conducted by or on behalf of Company (or any of its Affiliates or Sublicensees) pursuant to Section 9.4 solely with respect to MeiraGTx Licensed Technology or (iii) the conduct of any Third Party Action being conducted by or on behalf of Company (or any of its Affiliates or Sublicensees) pursuant to Section 9.5 solely with respect to MeiraGTx Licensed Technology, as applicable.

13.3.6

Except with respect to any termination by Company pursuant to Section 13.2.2, upon the written request of MeiraGTx, at MeiraGTx’s cost and expense, Company shall use reasonable efforts to transfer to MeiraGTx (or its designee), all Regulatory Documents and Regulatory Approvals transferred to Company hereunder or otherwise prepared or obtained by or on behalf of Company (or any of its Affiliates or Sublicensees) prior to the effective date of such termination with respect to the Licensed Device or any Licensed Products in the Territory that Company is permitted to transfer, and MeiraGTx shall assume full responsibility for such Regulatory Documents and Regulatory Approvals; provided that, to the extent any such Regulatory Documents or Regulatory Approvals cannot be assigned to MeiraGTx, Company agrees to grant to MeiraGTx and its Affiliates a non-exclusive, fully paid, royalty-free, irrevocable, perpetual, sublicensable, worldwide license and right of reference under Company’s interest in such Regulatory Documents and Regulatory Approvals (with the right to sublicense and grant further rights of reference, if permitted) as necessary to Develop, Manufacture and Commercialize such Licensed Device or Licensed Products in the Territory.

13.3.7

Except with respect to any termination by Company pursuant to Section 13.2.2, each sublicense granted by or on behalf of Company (or any of its Affiliates or Sublicensees) under the licenses granted pursuant to Section 2.1.1 shall automatically terminate upon the effective date of such termination, unless such Sublicensee elects to become a direct licensee of MeiraGTx Neuro US under rights and terms equivalent to the sublicense rights and terms that were previously granted to such Sublicensee by Company; provided that (a) such Sublicensee may not elect to become a direct licensee of MeiraGTx Neuro US in the event that such Sublicensee has contributed to the circumstances that led to such termination of this Agreement or is in material breach of the applicable sublicense agreement; and (b) in the event that such Sublicensee does elect to become a direct licensee of MeiraGTx Neuro US in accordance with this Section 13.3.7, MeiraGTx shall not be obligated to fulfill any obligations to any Sublicensees beyond those obligations required of MeiraGTx as if this Agreement has not terminated; provided, further, that, Company shall facilitate an introduction to such Sublicensee and otherwise reasonably cooperate with MeiraGTx and such Sublicensee in connection with MeiraGTx’s assumption of such sublicense agreement, as applicable.

13.4	Survival; Accrued Rights and Obligations.
13.4.1

Survival.  In addition to the consequences set forth in Section 13.3, and any other provisions of this Agreement that expressly survive pursuant to the terms herein, as applicable, the following provisions shall survive expiration or termination of this Agreement in its entirety for any reason: ARTICLE 1, Section 2.3, Section 3.6, Section 6.5.3, Section 6.5.4, ARTICLE 8 (with respect to any payment obligations that have accrued prior to the effective date of such expiration or termination or that otherwise accrue pursuant to Section 13.3), Section 9.1, Section 9.2, Section 10.1, Section 10.2, Section 10.3, Section 10.4, Section 10.5, Section 10.9, Section 10.10, ARTICLE 12, Section 13.3, Section 13.4 and ARTICLE 14.

13.4.2

Accrued Rights and Obligations.  Expiration or termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration and shall not relieve the Parties of any obligation or liability that accrued hereunder prior to, or that are expressly indicated to survive, such termination or expiration of this Agreement.  In addition, termination of this Agreement shall not preclude any Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice any Party’s right to obtain performance of any obligation.

ARTICLE 14

MISCELLANEOUS PROVISIONS

14.1

Binding Effect; Entire Agreement. As of the Effective Date, this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. This Agreement, the Company Formation Agreements, the Safety Data Exchange Agreement and the Supply Agreements, including the Development Plan, the Transition Services Plan, the Termination and Wind-Down Plan (if any) and any other Schedules or Exhibits hereto and thereto, represent the entire agreement among the Parties regarding the subject matter hereof and shall supersede all previous communications, representations, understandings and agreements, whether oral or written, by or among the Parties with respect to the subject matter hereof. The Parties acknowledge that the [***] were superseded pursuant to the Hologen Guernsey Framework Agreement, as of the effective date thereof, and are of no further force or effect; provided that, for clarity, all discussions and exchanges of information under the [***] shall be governed by this Agreement, including all “Confidential Information” disclosed or provided by or on behalf of any Party under the [***], which shall be deemed Confidential Information of the applicable Disclosing Party hereunder and shall be subject to the terms and conditions of this Agreement. In the event of any inconsistency or conflict between this Agreement and (a) any Company Formation Agreement, any Supply Agreement or any Schedule or Exhibit hereto or thereto, including the Development Plan, the Transition Services Plan or the Termination and Wind-Down Plan (if any), the terms and conditions of this Agreement shall govern unless expressly provided otherwise in such Company Formation Agreement, Supply Agreement, Schedule or Exhibit, as applicable; or (b) any [***], the terms and conditions of this Agreement shall govern.

14.2

Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties. A waiver by any Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof.

14.3

Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.4

Assignment. No Party may assign or otherwise transfer this Agreement, whether voluntarily, by operation of law or otherwise, without the prior express written consent of the other Parties; provided, however, that either Company or MeiraGTx may, without such consent, assign this Agreement and its rights and obligations hereunder to (a) an Affiliate (provided that any assigning Party remains fully liable for the performance of its obligations hereunder by any such Affiliate); or (b) to a Third Party (i) successor-in-interest in connection with a merger, consolidation, change in control or other similar transaction, or (ii) acquirer in connection with the transfer or sale of all or substantially all of its business or assets to which this Agreement relates. As a condition of such assignment, the assignee shall agree in writing to be bound by all obligations of the assigning Party hereunder. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Parties and their permitted successors and assigns. Any purported assignment or transfer of this Agreement in violation of this Section 14.4 shall be null and void.

14.5

Performance by Affiliates. Each Party shall be entitled to perform any or all of its obligations or exercise any of its rights or licenses under this Agreement through any of its Affiliates; provided that such Party shall remain fully liable for any acts or omissions of such Affiliates and for such Affiliates’ performance and observance of all duties and obligations under this Agreement.

14.6

Equitable Relief; Cumulative Remedies. A breach of any of the promises or agreements contained herein may result in irreparable and continuing damage for which there may be no adequate remedy at law, and therefore each Party shall be entitled to seek injunctive relief or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate). Each Party further agrees that no bond or other security shall be required in seeking any equitable relief. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of any Party.

14.7	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.
14.8

Disputes.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  In the event of any dispute, controversy, claim or difference which may arise among the Parties out of or in relation to or in connection with this Agreement, including any alleged failure to perform, or breach of, this Agreement, or any issue relating to the interpretation or application of this Agreement (a “Dispute”), then, upon the request of any Party by written notice, the Parties agree to discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one discussion between the executive officers of each Party (or their designees who are at least Vice President level or higher).  If the Dispute is not resolved within [***] following the written request for discussions, each Party shall have the right to pursue the matter in a court of competent jurisdiction.

14.9

Notice. All requests, notices, approvals, acceptances and other communications shall be in writing and delivered via nationally recognized overnight express courier or registered or certified mail with postage prepaid and return receipt requested, to the addresses set forth below. Each Party may update the applicable address at any time by providing written notice of the new address to the other Parties in accordance with this Section 14.9.

To Company:

[***]

To Hologen UK:

[***]

To HGL:

[***]

To MeiraGTx:

MeiraGTx Holdings:

[***]

MeiraGTx Neuro UK:

[***]

MeiraGTx Neuro US:

[***]

With copies, which shall not constitute notice, to:

[***]

14.10

Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by applicable laws.

14.11

Independent Contractor; No Third-Party Beneficiary. In executing this Agreement, the Parties intend to create an independent contractor relationship among the Parties. Nothing shall be construed as creating a partnership, joint venture, agency or any other relationship among the Parties. No Party has the authority to act on behalf of any other Party, or to commit any other Party in any manner at all or cause any other Party’s name to be used in any way not specifically authorized by this Agreement, in each case, pursuant to this Agreement. Except as set forth in Section 12.1 or Section 12.2, as applicable, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns, any benefits, rights, responsibilities or remedies.

14.12

Force Majeure Events. No Party will be liable to any other Party for any delay or failure to (either totally or in part) fulfill obligations under this Agreement caused by circumstances which were beyond its reasonable control, including war, riots, terrorism, sanctions legislation on Third Parties, fire, explosion, flood, sabotage, epidemics, pandemics and subsequent government measures (e.g., lockdowns). The Party affected by a force majeure event shall (a) promptly provide notice of such force majeure event to the other Parties; (b) use reasonable endeavors to mitigate the effect of such force majeure events; and (c) recommence performance of its obligations affected by such force majeure event as soon as reasonably possible.

14.13

Headings, Constructions. All headings, titles and subtitles used in this Agreement (including any Schedules hereto) are for convenience only and are not to be considered when construing or interpreting any term or provision of this Agreement (or any Schedules hereto). All references herein to Articles, Sections and Schedules shall be deemed references to Articles or Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Except where the context otherwise requires, wherever used, (a) the singular shall include the plural, the plural the singular; (b) the use of any gender shall be applicable to all genders; (c) the word “or” is used in the inclusive sense (and/or); (d) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (e) the word “will” will be construed to have the same meaning and effect as the word “shall”; (f) the words “herein,” “hereof” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (g) reference to a number of days, unless otherwise specified, such number refers to calendar days. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions. The official language of this Agreement and among the Parties for all correspondence shall be the English language.

14.14

Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument. Signatures may be delivered via portable document format (“.pdf”) or other means of electronic transmission.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement signed by their respective duly authorized representatives as of the Effective Date.

HOLOGEN GUERNSEY:

HOLOGEN NEURO AI LIMITED

By: /s/ Henry Smith

Name: Henry Smith

Title: Alternate Director for Andrew Henton

HOLOGEN UK:

HOLOGEN NEURO AI UK LIMITED

By: /s/ Parashkev Nachev

Name: Parashkev Nachev

Title: Director

HGL:

HOLOGEN LIMITED

By: /s/ Henry Smith

Name: Henry Smith

Title: Alternate Director for Andrew Henton

MEIRAGTX HOLDINGS:

MEIRAGTX HOLDINGS PLC

By: /s/ Alexandria Forbes

Name: Alexandria Forbes

Title: President and CEO

MEIRAGTX NEURO UK:

MEIRAGTX NEURO UK LIMITED

By: /s/ Richard Giroux

Name: Richard Giroux

Title: CFO

MEIRAGTX NEURO US:

MEIRAGTX NEURO I, LLC

By: /s/ Richard Giroux

Name: Richard Giroux

Title: CFO

[Signature Page to Collaboration and License Agreement]

Schedule 1.83

Licensed Device

[***]